                                                                     Exhibit 2.3

                           STOCK PURCHASE AGREEMENT

                                  dated as of

                                April 21, 1999

                                by and between

                       LATTICE SEMICONDUCTOR CORPORATION

                                      and

                         ADVANCED MICRO DEVICES, INC.

                              TABLE OF CONTENTS
                                                                     Page


                                   ARTICLE I

                   PURCHASE AND SALE/COMPANY OPTIONS/CLOSING


1.1  Transfer of the Stock by Seller................................ 1
1.2  Company Options................................................ 2
1.3  The Closing.................................................... 4
1.4  Determination of Estimated Closing Equity Adjustment Amount.... 4
1.5  Determination of Closing Equity Adjustment Amount.............. 5

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

2.1  Organization and Related Matters............................... 8
2.2  Stock.......................................................... 9
2.3  Financial Statements; No Other Liabilities.................... 10
2.4  Taxes......................................................... 11
2.5  Material Contracts............................................ 12
2.6  Changes....................................................... 12
2.7  Properties.................................................... 14
2.8  Intellectual Property......................................... 15
2.9  Authorization;No Conflicts.................................... 17
2.10 Legal Proceedings and Certain Labor Matters................... 18
2.11 Insurance..................................................... 19
2.12 Permits....................................................... 19
2.13 Compliance with Law........................................... 20
2.14 Environmental Compliance...................................... 20
2.15 Dividends and Other Distributions............................. 20
2.16 Employee Benefits............................................. 20
2.17 Bank Accounts, Powers, etc.................................... 21
2.18 No Brokers or Finders......................................... 21
2.19 Certain Interests............................................. 22
2.20 Receivables................................................... 22
2.21 Customers and Suppliers....................................... 22
2.22 Amended Schedules............................................. 22
2.23 Disclaimer of Representations and Warranties.................. 23

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

3.1  Organization and Related Matters.............................. 23

                               TABLE OF CONTENTS
                                  (continued)
                                                                   Page

3.2   Authorization; No Conflicts.................................. 23
3.3   No Brokers or Finders........................................ 24
3.4   Legal Proceedings............................................ 24
3.5   WARN Act..................................................... 25
3.6   Investment Representation.................................... 25
3.7   Disclaimer of Representations and Warranties................. 25
3.8   Financing Commitment......................................... 25

                                   ARTICLE IV

                 COVENANTS WITH RESPECT TO CONDUCT OF COMPANY
                     AND THE SUBSIDIARIES PRIOR TO CLOSING

4.1   Access....................................................... 25
4.2   Conduct of Business.......................................... 26
4.3   Permits and Approvals........................................ 29
4.4   Government Filings........................................... 30
4.5   Preservation of Business Prior to Closing Date............... 30
4.6   Exclusivity.................................................. 31

                                   ARTICLE V

                        ADDITIONAL CONTINUING COVENANTS

5.1   Seller's Post-Closing Access................................. 32
5.2   No Rights to Seller Intellectual Property.................... 33
5.3   Insurance; Indemnity Obligations............................. 34
5.4   WARN Act..................................................... 35
5.5   Intercompany Agreements...................................... 35
5.6   Expenses of Sale............................................. 35
5.7   Intercompany Balances........................................ 36
5.8   Facilities................................................... 36
5.9   Nondisclosure of Proprietary Data............................ 36
5.10  Nonsolicitation.............................................. 36
5.11  Noncompetition............................................... 37
5.12  Dividends.................................................... 40
5.13  Access for Environmental Review.............................. 40
5.14  Contract Rights.............................................. 40
5.15  Patents...................................................... 40
5.16  Transfer of Certain Business-Related Assets.................. 41

                         GENERAL CONDITIONS OF PURCHASE

                               TABLE OF CONTENTS
                                  (continued)
                                                                     Page

6.1   No Orders; Legal Proceedings................................... 42
6.2   Approvals...................................................... 42

                                  ARTICLE VII


                       CONDITIONS TO OBLIGATIONS OF BUYER

7.1   Representations and Warranties and Covenants of Seller......... 43
7.2   Resignation of Directors....................................... 43
7.3   Continuing Intercompany Agreements............................. 44
7.4   Amended Schedules.............................................. 44
7.5   Financing...................................................... 44

                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF SELLER

8.1   Representations and Warranties and Covenants of Buyer.......... 45

                                   ARTICLE IX

                      TERMINATION OF OBLIGATIONS; SURVIVAL

9.1   Termination of Agreement....................................... 45
9.2   Effect of Termination.......................................... 46
9.3   Survival of Representations and Warranties..................... 46
9.4   Notice of Known Unsatisfied Conditions or Breached
      Representations, Warranties or Covenants....................... 47

                                   ARTICLE X

                                INDEMNIFICATION

10.1  Obligations of Seller.......................................... 47
10.2  Obligations of Buyer........................................... 48
10.3  Procedure...................................................... 49
10.4  Limitations on Indemnification................................. 52
10.5  Remedies Exclusive............................................. 53

                                   ARTICLE XI

                                  TAX MATTERS

11.1  Allocation of Tax Liabilities; Indemnification................. 54

                              TABLE OF CONTENTS
                                  (continued)
                                                                     Page

11.2   Tax Covenants.................................................. 56
11.3   Refunds........................................................ 56
11.4   Tax Benefits................................................... 57
11.5   Returns and Reports............................................ 58
11.6   Disputes....................................................... 60
11.7   Section 338 Election........................................... 60
11.8   Termination of Tax Sharing Agreements.......................... 61
11.9   Price Adjustment............................................... 62
11.10  Survival....................................................... 62

                                  ARTICLE XII

                           PUBLICITY/CONFIDENTIALITY

12.1   Publicity and Reports.......................................... 62
12.2   Confidentiality................................................ 62

                                 ARTICLE XIII

                                  DEFINITIONS

13.1   General Provisions............................................. 64
13.2   Specific Provisions............................................ 64

                                  ARTICLE XIV

                                    GENERAL

14.1   Amendments; Waivers............................................  77
14.2   Exhibits and Schedules; Integration............................  77
14.3   Reasonable Efforts.............................................  78
14.4   Further Assurances.............................................  78
14.5   Governing Law..................................................  78
14.6   No Assignment..................................................  79
14.7   Headings.......................................................  79
14.8   Counterparts...................................................  79
14.9   Parties in Interest............................................  79
14.10  Performance by Subsidiaries....................................  80
14.11  Notices........................................................  80
14.12  Expenses.......................................................  81
14.13  Attorneys' Fees................................................  81
14.14  Representation By Counsel; Interpretation......................  82
14.15  Severability...................................................  82

                              TABLE OF CONTENTS
                                  (continued)
                                                                       Page

14.16  Dispute Resolution; Agreement to Arbitrate.....................  82

                               TABLE OF CONTENTS


                                     SCHEDULES

Disclosure Schedule

1.2         Outstanding Stock Options
2.1(a)      Subsidiaries; Capitalization; Ownership
2.1(b)      Directors and Executive Officers
2.2         Contracts to Acquire Equity Securities
2.3(b)      Material Changes
2.3(c)(vi)  Material Liabilities
2.5         Material Contracts
2.6(e)      Material Contract Changes
2.6(h)      Compensation Arrangements
2.7(a)      Assets, Properties and Rights
2.7(b)      Real Property
2.8(b)(i)   Intellectual Property
2.8(b)(ii) and
      (iii) Intellectual Property Licenses and Agreements
2.8(c)      Intellectual Property Claims
2.8(d)      Infringement Claims
2.9         Seller Approvals and Permits
2.10        Legal Proceedings
2.11        Insurance
2.16        Company Plans
2.17        Bank Accounts
2.21        Customers
3.2         Buyer Approvals and Permits
5.5         Intercompany Agreements
5.6         Other Sale Expenses
5.8         Real Property Leases
8.2         Real Property Leases to be Assigned
13.2        Knowledge

                           STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT dated as of April 21, 1999 by and between Lattice Semiconductor Corporation, a Delaware corporation ("Buyer"), and Advanced Micro Devices, Inc., a Delaware corporation ("Seller"). Certain capitalized terms used in this Agreement are defined in Section 13.2 hereof.


                              W I T N E S S E T H
                              -------------------

          WHEREAS, Seller owns and will own as of the Closing Date all of the issued and outstanding capital stock (the "Stock") of Vantis Corporation, a Delaware corporation ("Company"); and

          WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Stock on the terms and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and Seller do hereby agree as follows:


                                   ARTICLE I

                   PURCHASE AND SALE/COMPANY OPTIONS/CLOSING

          1.1    Transfer of the Stock by Seller. (a) Subject to the terms and
                 -------------------------------
conditions of this Agreement, Seller agrees to sell, assign and transfer good and valid title and interest in and to the Stock free and clear of all Encumbrances and deliver the certificate(s) representing the Stock, to Buyer at the Closing. The certificate(s) shall be properly endorsed for transfer to, or accompanied by a duly executed stock power in favor of, Buyer.

                 (b)    Purchase of the Stock by Buyer; Purchase Price; Amount
                        ------------------------------------------------------
Payable at Closing. Subject to the terms and conditions of this Agreement, Buyer
------------------
agrees to purchase all of the right, title and interest in and to the Stock from Seller and to pay to Seller the Purchase Price. The "Purchase Price" shall be $500,000,000 (Five Hundred Million Dollars) (the "Base Price") adjusted by the Closing Equity Adjustment Amount (which may be a negative number). At the Closing, Buyer shall pay the Estimated Purchase Price (determined in accordance with Section 1.4) to Seller by wire transfer of funds immediately available in the City of San Francisco.

          1.2    Company Options. On the Closing Date, the Company Stock Option
                 ---------------
Plans and each outstanding option to purchase shares of Company common stock under the Company Stock Option Plans (the "Company Options") as of the Closing Date will be assumed by Buyer and each Company Option shall become an option to purchase shares of Buyer common stock, as determined below. In addition, Buyer will honor the provisions of the Company Options respecting vesting and exercisability and shall treat the consummation of the transactions contemplated hereby as a "Change in Control" for purposes thereof, all upon the same terms and conditions as set forth therein. All of the terms and conditions of each Company Option in effect immediately prior to the assumption shall continue in full force and effect under the assumed option, except that, (i) as appropriate, references to Company under such option shall be deemed to be references to Buyer, (ii) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Buyer common stock equal to the product of (a) the number of shares of Company common stock that were issuable upon exercise of the Company Option immediately prior to the Closing Date and (b) the Exchange Ratio (as defined below), rounded up to the nearest whole number of shares of

Buyer common stock, and (c) the per share exercise price for the shares of Buyer common stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing (A) the exercise price per share of the Company Option immediately prior to the Closing Date by (B) the Exchange Ratio, rounded up to the nearest whole cent. The Exchange Ratio shall mean the quotient determined by dividing the Company Per Share Value by the Buyer Per Share Value. The Company Per Share Value shall equal the quotient determined by dividing the Purchase Price by the fully diluted number of shares of Company common stock outstanding immediately prior to the close of this transaction (reflecting all shares subject to the Company Options, without applying the treasury method). The Buyer Per Share Value shall equal the average of the closing sales prices as reported on the Nasdaq National Market for a share of Buyer common stock for the five most recent trading days that the Buyer common stock is traded ending three days prior to the date on which the execution of this Agreement is publicly announced. Company and Seller shall take all actions necessary to provide that upon the Closing Date, all outstanding Company Options can be automatically assumed by Buyer. Schedule 1.2 sets forth a list as of the
                                       ------------
date hereof of all holders of Company Options, including, with respect to each Company Option, the number of shares of Company common stock subject to each such Company Option, the exercise price per share, the termination date, and the vesting schedule. As soon as reasonably practicable, but in no event more than the later of 90 days after the Closing Date and 14 days after final determination of the Closing Equity Adjustment Amount pursuant to Section 1.5, Buyer will issue to each person who immediately prior to the Closing Date was a holder of Company Options a document evidencing the foregoing assumption of such option by Buyer.

          1.3    The Closing. The Closing shall take place at the offices of
                 -----------
O'Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, San Francisco, California 94111-3305, as soon as practicable after all conditions specified in Articles VI, VII and VIII have been satisfied or waived in accordance with this Agreement, but not later than the fifth business day following the date that all conditions specified in Articles VI, VII and VIII have been satisfied or waived in accordance with this Agreement, or at such other place or on such other date as Seller and Buyer may mutually agree.

          1.4    Determination of Estimated Closing Equity Adjustment Amount.
                 -----------------------------------------------------------
The "Estimated Purchase Price" shall be the Base Price as adjusted by the Estimated Closing Equity Adjustment Amount (as defined below) (which shall not exceed a positive $5,000,000 and which may be a negative number). Not later than five business days prior to the Closing Date, Seller shall deliver to Buyer a written notice setting forth Seller's good faith estimate (applying the Agreed Accounting Principles) as of the Closing Date of the Closing Equity Adjustment Amount (the "Estimated Closing Equity Adjustment Amount") and, based thereon, Seller's calculation of the Estimated Purchase Price, which shall be binding on Buyer and Seller as the Estimated Purchase Price hereunder absent manifest error. Such notice shall be accompanied by the estimated balance sheet used to prepare the Estimated Closing Equity Adjustment Amount, including (in reasonable detail) an explanation of the methods used (including estimates of cash flows and income) to "roll forward" the estimated line items set forth therein from the immediately preceding month's end balance sheet and related statements of results of operations and cash flows, copies of which shall also accompany the notice. Seller shall make, upon Buyer's request, its appropriate personnel and records available to Buyer's internal and external accountants for purposes of explaining the assumptions and estimates used in the preparation of the Estimated Closing Equity Adjustment Amount.

          1.5    Determination of Closing Equity Adjustment Amount.
                 -------------------------------------------------

                 (a) Following the Closing, the parties shall observe the procedures set forth in this Section 1.5 to determine the Closing Equity Adjustment Amount. Promptly, but in any event not later than five business days after the final determination thereof in accordance herewith, (i) in the event that the difference between the Closing Equity Adjustment Amount and the Estimated Closing Equity Adjustment Amount (i.e., the Closing Equity Adjustment Amount minus the Estimated Closing Equity Adjustment Amount) is positive, Buyer shall pay to Seller by wire transfer of immediately available funds to an account specified by Seller an amount equal to such difference plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate, or (ii) in the event that the difference between the Closing Equity Adjustment Amount and the Estimated Closing Equity Adjustment Amount (i.e., the Closing Equity Adjustment Amount minus the Estimated Closing Equity Adjustment Amount) is negative, Seller shall pay to Buyer by wire transfer of immediately available funds to an account specified by Buyer an amount equal to such difference plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate.

                 (b) Within sixty days after the Closing Date, Buyer shall prepare and deliver to Seller a notice setting forth its determination of the Closing Equity Adjustment Amount (the "Initial Closing Equity Statement") and setting forth in reasonable detail the basis for such determination. Such notice shall be accompanied by the consolidated balance sheet of the Company used to prepare the Initial Closing Equity Statement (the "Initial Balance Sheet"), together with the related estimated statement of results of operation and cash flows for the period from December 28, 1998 to the Closing Date used to prepare the Initial Balance Sheet. During the sixty days next following Seller's receipt of the Initial Closing Equity Statement, Seller and its representatives will be permitted to review Buyer's working papers relating to the Initial Closing Equity Statement as well as all of the books and records relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and Buyer shall make reasonably available in Buyer's offices the individuals responsible for the preparation of the Initial Closing Equity Statement in order to respond to the reasonable inquiries of Seller relating thereto.

                 (c) If Seller disagrees with Buyer's calculation of the Closing Equity Adjustment Amount, then not later than sixty days following Seller's receipt of the Initial Closing Equity Statement, Seller shall so notify Buyer in writing (the "Notice of Disagreement"), setting forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Seller's good faith calculation of the Closing Equity Adjustment Amount. Such notice shall be accompanied by the consolidated balance sheet of the Company used to prepare the Notice of Disagreement (the "Protest Balance Sheet"), together with the related statement of results of operations and cash flows used to prepare the Protest Balance Sheet. If no Notice of Disagreement is received by Buyer within such sixty day period, then the Initial Closing Equity Statement, and its related balance sheet, shall be deemed to have been accepted by Seller, shall become final and binding upon the parties, the Closing Equity Adjustment Amount as indicated therein shall be the final Closing Equity Adjustment Amount hereunder and its related balance sheet shall be the final Closing Balance Sheet.

            (d) During the twenty business days immediately following the delivery of a Notice of Disagreement (if any), Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such twenty business day period Seller and Buyer have been unable to agree upon the Closing Equity Adjustment Amount and a supporting balance sheet therefor, Seller and Buyer shall submit to the Independent Accounting Firm for review and resolution any and all matters which remain in dispute with respect to the Notice of Disagreement. If required to do so by such Independent Accounting Firm, in connection with its engagement, Buyer and Seller shall (i) negotiate in good faith to agree to a specific materiality level for the conduct of the engagement (which shall not exceed $30,000 nor be less than $10,000 per individual item) and (ii) submit the Initial Balance Sheet (with such changes as may then have been agreed by Seller and Buyer) to such Independent Accounting Firm for audit. Buyer and Seller shall use commercially practicable efforts to cause the Independent Accounting Firm to make a final determination as promptly as practicable, but in no event later than sixty days from submission of the Initial Balance Sheet to the Independent Accounting Firm, binding on the parties hereto, of the Closing Equity Adjustment Amount and a supporting balance sheet therefor, and such final determination shall be the final Closing Equity Adjustment Amount. The supporting balance sheet as agreed by the parties or as determined by the Independent Accounting Firm pursuant to this Section 1.5(d) shall then be the final Closing Balance Sheet. The cost of the Independent Accounting Firm's review and determination shall be paid by the party which has determined an amount of the Closing Equity Adjustment Amount that is the greatest amount different from the amount of the same determined by the Independent Accounting Firm. During the review by the Independent Accounting Firm, Buyer and Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

                 (e) Seller and Buyer agree that, in the case of Seller, prior to the Closing and, in the cause of Buyer, following the Closing through the date that payment, if any, is made pursuant to Section 1.5(a), it will not take any actions with respect to any accounting books, records, policy or procedure that would affect the determination of the Closing Equity Adjustment Amount that are inconsistent with past practices of Company or that would make it impossible or impracticable to calculate the Closing Equity Adjustment Amount in the manner and utilizing the methods required hereby.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            2.1  Organization and Related Matters.  Seller and Company are
                 --------------------------------
each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Seller has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. Schedule 2.1(a) sets forth, as of the date
                                  ---------------
hereof, the equity capitalization of each Subsidiary and Company's direct or indirect ownership interest therein and the jurisdiction in which each Subsidiary was organized. Except as set forth on Schedule 2.1(a), neither
                                                 ---------------
Company nor any Subsidiary holds any Equity Securities of any person. Schedule
                                                                      --------
2.1(b) sets forth the current directors and executive officers of Company and of
------
each Subsidiary. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Company and the Subsidiaries have all necessary corporate power and authority to own or lease their respective properties and assets, as applicable, and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions, except where the failure to be so qualified or licensed is not material to the Business. Neither Company nor any of the Subsidiaries is a registered or reporting company under the Exchange Act. True, correct and complete copies of the respective charter documents, including all amendments, of Company and the Subsidiaries have been delivered to Buyer.

          2.2    Stock.  Seller beneficially and of record owns all of the
                 -----
shares of capital stock of Company outstanding. Company beneficially and of record owns all of the outstanding Equity Securities of each of the Subsidiaries, directly or indirectly through a wholly owned Subsidiary. All of such Equity Securities of Company and the Subsidiaries are owned free and clear of any Encumbrances. At the Closing, Buyer will acquire good and marketable title to and complete ownership of all of the capital stock of Company outstanding on the Closing Date, free and clear of any Encumbrances. The authorized capital stock of Company consists of 150,000,000 shares of common stock, $0.01 par value, of which 100,000,000 shares are issued and outstanding on the date hereof. Except for the Company Options listed in Schedule 1.2, there
                                                             ------------
are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of Company or any Subsidiary, or to restructure or recapitalize Company or any Subsidiary. Except as set forth on Schedule 2.2,
                                                               ------------
there are no outstanding Contracts of Seller, Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of Company or any Subsidiary.

All outstanding Equity Securities of Company and the Subsidiaries are duly authorized, validly issued and outstanding and are fully paid and nonassessable, and were issued in conformity with applicable Laws. There are no preemptive rights in respect of any Equity Securities of Company or any Subsidiary.

          2.3    Financial Statements; No Other Liabilities.
                 ------------------------------------------

                 (a) Seller has delivered to Buyer true, correct and complete copies of Company's audited consolidated balance sheets at fiscal year-end 1996, 1997 and 1998 and the related audited consolidated statement of operations and statement of cash flows for the periods ending December 1996, 1997 and 1998 (the "Financial Statements"). Such Financial Statements have been prepared in conformity with GAAP except as disclosed therein or in the footnotes thereto. Such Financial Statements reflect the conduct of Company as a division of Seller, until September 1997. The statements of operations and cash flow present fairly, in accordance with GAAP, the results of operations and cash flows of Company and the Subsidiaries for the respective periods covered, and the balance sheets present fairly, in accordance with GAAP, the financial condition of Company and the Subsidiaries as of their respective dates. Since December 27, 1998, there has been no change in any of the significant accounting policies, methods, practices or procedures of Company and the Subsidiaries. Under cover of a letter dated of even date herewith, Seller has delivered to Buyer a true, correct and complete copy of Company's unaudited consolidated balance sheet at March 28, 1999 and the related unaudited consolidated statement of operations and statement of cash flows for the three months then ended. Such financial statements have been prepared in conformity with GAAP (except for the absence of notes, normal year-end audit adjustments and accruals for profit-sharing). Such statement of operations and statement of cash flows present fairly in accordance with GAAP, the results of operations and cash flows of Company for the period covered and such balance sheet presents fairly, in accordance with GAAP, the financial condition of Company as of its date.

                 (b)    Except as set forth on Schedule 2.3(b), since December
                                               ---------------
27, 1998, whether or not in the ordinary course of business, there has not been, occurred or arisen any change in or event affecting Company or any of the Subsidiaries that has or would have a material adverse effect on the Business (other than matters of general applicability to Company's industry and matters arising in connection with this Agreement).

                 (c) Neither Company nor any Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the March 28, 1999 balance sheet described in clause (a) above, (ii) are reflected in the notes to the balance sheet included in the most recent of the Financial Statements, (iii) are obligations set forth in any Contracts listed in the Schedules to this Agreement or in Contracts not required to be listed in such Schedules, (iv) are disclosed in any of the Schedules to this Agreement, (v) were incurred in the ordinary course of business, or (vi) except as set forth in Schedule 2.3(c)(vi), do not exceed
                                         -------------------
$200,000 individually or $2,000,000 in the aggregate.

                 2.4    Taxes.  All federal Tax Returns and all material state,
                        -----
local and foreign Tax Returns that are required to be filed by or with respect to Company and each Subsidiary on or before the Closing Date have been or prior to the Closing will be duly filed, and all Taxes shown as due on such Tax Returns have been paid or will be paid in full. No issues relating to Company or any Subsidiary, that have been raised by the IRS or any other taxing authority in connection with the examination of any of such Tax Returns, are currently pending.

          2.5  Material Contracts.  Schedule 2.5 lists each Contract which is
               ------------------   ------------
a Material Contract. Each Material Contract is valid and subsisting, Company or the applicable Subsidiary has duly performed all its obligations under each Material Contract to which Company or any Subsidiary is a party to the extent that such obligations to perform have accrued, and no breach or default (or, to Seller's knowledge, alleged breach or default) or event which would (with the passage of time, notice or both) constitute a breach or default or loss of rights or benefits by Company or the Subsidiary thereunder, as the case may be, or, to Seller's knowledge, any other party or obligor with respect thereto, has occurred or, assuming that the requisite Approvals and Permits set forth on
Schedule 2.9 are sought and obtained, as a result of the execution, delivery and
------------
performance of this Agreement will occur, except for such, as individually or in the aggregate, as would not have a material adverse effect on the Business. True, correct and complete copies of the agreements identified in Schedule 2.5,
                                                                  ------------
including all amendments and supplements, have been delivered to Buyer (subject to compliance with applicable confidentiality restrictions for the contracts that are so indicated on Schedule 2.5).
                         ------------

          2.6    Changes.  Since December 27, 1998, there has not been:
                 -------

                 (a) excluding any changes which may occur after the date of this Agreement as a result of the transactions contemplated by this Agreement, any change (other than changes affecting Company's industry generally) that has or would have a material adverse effect on the Business, except (i) changes reflected in the unaudited balance sheet of Company at March 28, 1999, (ii) changes in the ordinary course of business, which have not been, individually or in the aggregate, materially adverse to the Business, and (iii) repayment by Seller to Company of an intercompany loan in an approximate amount of $12,000,000 on March 29, 1999.

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, cash flows or operating results of Company and Subsidiaries, taken as a whole;

          (c) any waiver by Company or any Subsidiary of a valuable right or of a debt owed to it, except for such as have not been, individually or in the aggregate materially adverse to the Business;

          (d) any satisfaction or discharge of any lien, claim of encumbrance or payment of any obligation by Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or Business (as such Business is presently conducted);

          (e)    except as set forth on Schedule 2.6(e), any change or amendment
                                        ---------------
to a Material Contract;

          (f) except for the Company Options and issuances thereunder, any change in the outstanding capital stock of Company;

          (g) except for intercompany loans to Seller which have been paid in full, any loan, guaranty or other extension of credit to any Person;

          (h)    except as described on Schedule 2.6(h), any material change
                                        ---------------
in any compensation arrangement or agreement with any key employee; or

          (i) other than dispositions of surplus equipment, furniture and fixtures and dispositions of inventory in the ordinary course of business, any sale, disposition, transfer or encumbrance of any material property owned by Company or any Subsidiary, or any termination, modification or amendment of any material lease of property to which Company or any Subsidiary was a party on December 27, 1998.

          2.7    Properties.
                 ----------

                 (a) Except for dispositions of surplus equipment, furniture, fixtures, dispositions in the ordinary course of business and dispositions reflected on the March 28, 1999 unaudited consolidated balance sheet described in Section 2.3(a), Company and the Subsidiaries have good title to or, in the case of leased assets and properties, valid leasehold interests in, all tangible real and personal assets and properties that they respectively own or lease and that are used in and material to conduct of the Business, including, but not limited to, all such assets that they respectively own or lease as reflected in the December 1998 balance sheet referred to in Section 2.3(a). Such assets are sufficient for the conduct of the Business as currently conducted. None of such assets or properties is subject to any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 2.7(a), the assets, properties and
                                     ---------------
rights of Company and the Subsidiaries (including contract rights and intangible assets, properties and rights) include all of the assets, properties and rights of Seller, its subsidiaries and any of their controlled Affiliates primarily used in the Business.

                 (b) Company and the Subsidiaries do not own any real property. Schedule 2.7(b) sets forth a list of all real property currently leased or subleased by Company (other than foreign office space provided by Seller and its Affiliates) or any Subsidiary (each a "Lease"). With respect to each property listed on Schedule 2.7(b):
                        ---------------

                        (i) the Lease is valid and subsisting, and there is not, under such Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Company or any Subsidiary or, if Seller or any subsidiary is a party to such Lease, by Seller or such subsidiary of Seller, or to Seller's knowledge, any other party thereto; and

                        (ii) to Seller's knowledge, no third party to a material Lease has repudiated any provisions thereof.

                 (c) All material items of equipment owned or leased by Company or any Subsidiary used in the Business are in adequate operating condition, regularly and properly maintained, subject to normal wear and tear, except, in each case, for such failures in condition and maintenance as do not have a material adverse effect on the Business.

          2.8    Intellectual Property.
                 ---------------------

                 (a) Company and Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property and trade secrets that are used in the Business as currently conducted, except to the extent that the failure to have such rights is not material to the Business.

                 (b)    Schedules 2.8(b)(i) and 2.8(b)(ii) and (iii) list (i)
                        --------------------------------------------
(A) all United States patents, including applications therefor, (B) all United States and international registered trademarks, applications to register trademarks, including intent-to-use applications, and (C) United States mask work registrations and applications to register mask works, which are owned by Company or licensed by Company and which are material to its Business (clauses
(A)
through (C) constituting "Registered Property"), including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements which are material to the Business and as to which Seller, Seller's controlled Affiliate, Company or a Subsidiary is a party, and pursuant to which any other third party is authorized or licensed to use any such Intellectual Property or trade secret, and (iii) all licenses, sublicenses and other agreements which are material to the Business and as to which Seller, Seller's controlled Affiliate, Company or a Subsidiary is a party, and pursuant to which Seller, Seller's controlled Affiliate, Company or a Subsidiary is authorized to use any third party patents, trademarks, trade secrets, copyrights, maskworks or software which are incorporated in, are or form a part of, any product that is sold by the Business.

                 (c)    To Company's knowledge, except as to claims listed in
Schedule 2.8(c), there is no unauthorized use, disclosure, infringement or
---------------
misappropriation of any Intellectual Property rights of Company or any Subsidiary, any trade secret material to Company or any Subsidiary, or any Intellectual Property right of any third party to the extent licensed by or through Company or any Subsidiary, by any third party, including any employee or former employee of Company or any Subsidiary. Neither Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or misappropriation of any trade secrets, other than indemnification provisions contained in license agreements for such Intellectual Property or such trade secrets licensed by Company or in purchase orders or customer agreements arising in the ordinary course of business.

          After the Closing, all Registered Property owned by Company will be fully transferable, alienable or licensable by Company without payment of any kind to any third party.

          Buyer's entering into this Agreement, either alone or in conjunction with the Continuing Intercompany Agreements, will not, by virtue of any agreement to which Company is a party, (i) to Seller's knowledge, cause Buyer to be obligated to grant to any third party any new material right to use any Intellectual Property owned by, or licensed to, Buyer; (ii) cause Company to be bound by or subject to any new non-competition obligation, or (iii) cause Company to be obligated to pay any royalty rate or other amount to any given third party in excess of the royalty rate or amount payable by Company to such given third party prior to Closing.

          (d)    Except as set forth on Schedule 2.8(d), Company (i) is not a
                                        ---------------
party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, copyrights or violation of any trade secret or other Intellectual Property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To Company's knowledge, the manufacture, marketing, licensing or sale of Company's products has not and does not infringe any Intellectual Property right or misappropriate any trade secret of any third party, except where such infringement or misappropriation is not material to the Business.

          2.9    Authorization; No Conflicts.  The execution, delivery and
                 ---------------------------
performance of this Agreement by Seller has been duly and validly authorized by the board of directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement by Seller will not directly or indirectly (a) contravene, conflict with, violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under any provision of the charter documents or by-laws of Seller, Company or any Subsidiary or any resolution adopted by the board of directors or stockholders of Seller, Company or any Subsidiary, (b) result in the imposition of any Encumbrance against any material asset or property owned, licensed or leased by Company or any Subsidiary, or (c) contravene, conflict with or result in a violation of any Law or Order to which Company, any Subsidiary or any of the assets owned licensed or leased by any of them are subject, except, in each of clauses (b) through (c), for such contraventions, conflicts, impositions and violations, which, individually or in the aggregate, do not have a material adverse effect on the Business. Schedule 2.9 lists, as of the date hereof, all Approvals and Permits
          ------------
required to be obtained by Seller, Company or any Subsidiary to consummate the transactions contemplated by this Agreement and to permit Company as a wholly-owned subsidiary of Buyer to operate the Business without loss of material rights, other than those which have been previously obtained. Except for the Approvals and Permits identified on Schedule 2.9 as requiring that certain
                                    ------------
actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance of this Agreement by Seller will not require any material filing or registration with, or the issuance of any material Approval or Permit by, any third party or Governmental Entity.

          2.10   Legal Proceedings and Certain Labor Matters. Except as set
                 ----------------------------------------------------------
forth in Schedule 2.10, there is no Order or Action pending, or, to Seller's
----------------------
knowledge, threatened, against Company or any Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other such Orders or Actions has, or, if determined adversely to the interests of Seller, Company or Buyer can be reasonably expected to have, a material adverse effect on the Business or Seller's ability to perform its obligations under this Agreement. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to Seller's knowledge, threatened, against or affecting Company or any Subsidiary. Schedule 2.10 lists, each
                                                -------------
pending Order and each Action that involves a claim or potential claim of aggregate liability in excess of $250,000 against, or that enjoins or seeks to enjoin any activity of Company or any Subsidiary.

          2.11  Insurance.  Schedule 2.11 lists, as of the date hereof, all
                ---------   -------------
insurance policies owned by Seller under which Company and the Subsidiaries are insured. Under the terms thereof, Company and the Subsidiaries are, and at all times during the past year have been, insured with reputable insurers against the types of risks normally insured against by companies in similar lines of business. All of such insurance policies to the extent Company and the Subsidiaries are insured thereby or participate therein, are in full force and effect and neither Seller nor Company or any Subsidiary is in material default thereunder. Company and Subsidiaries have timely filed claims with their respective insurers with respect to all material losses for which they believe they have coverage.

          2.12   Permits.  Company and the Subsidiaries hold all Permits that
                 -------
are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all such Permits are valid and in full force and effect, except, in each case, for those which would not have a material adverse effect on the Business.

          2.13   Compliance with Law.  Company and the Subsidiaries have
                 -------------------
conducted the Business in all material respects in accordance with applicable Law (including the receipt of all Permits material to the conduct of the Business). No suspension, cancellation or termination of any material Permits is pending or, to Seller's knowledge, threatened.

          2.14   Environmental Compliance.  Company's and the Subsidiaries'
                 ------------------------
properties are, in all material respects, in compliance with all applicable Environmental Laws, and Company has no knowledge and has received no notice of any material unresolved violation or alleged violation of any Environmental Laws in its conduct of the Business.

          2.15   Dividends and Other Distributions.  There has been no dividend
                 ---------------------------------
or other distribution of assets or securities by Company or any Subsidiary, whether consisting of money, property or any other thing of value, declared, issued or paid subsequent to the date of the latest financial statements referred to in Section 2.3(a).

          2.16   Employee Benefits.  Schedule 2.16 sets forth, as of the date
                 -----------------
hereof, a complete list of all Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA), Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) and any other significant employee benefit arrangements maintained by Company and the Subsidiaries or to which Company and the Subsidiaries contribute or to which Company or any Subsidiaries would have any liability or obligation (collectively, the "Company Plans"). No Company Plan is subject to Title IV of ERISA, nor is any such plan a multiemployer plan (within the meaning of Section 3(37) of ERISA). With respect to each Company Plan:

                 (a) such Company Plan has been administered in all material respects in accordance with its terms and, to the extent it is subject to any requirements under ERISA or the Code, complies in all material respects therewith;

                 (b) all contributions payable by Seller, Company, or any of their respective Affiliates which are due, if any, to such Company Plan have been paid in full;

                 (c) Seller has delivered to Buyer complete copies of the current plan documents with respect to the Company Plans, together with copies of any and all amendments thereof adopted through the date hereof;

                 (d) there is no pending or threatened legal action, proceeding or investigation against such Company Plan or the assets of any of the trusts under such Company Plan that is reasonably likely to have a material adverse effect on the Business; and

                 (e) there have been no non-exempt "prohibited transactions" within the meaning of Section 406 of ERISA and Section 4975 of the Code or breaches of fiduciary duty with respect to such Company Plan that are reasonably likely to have a material adverse effect on the Business.

          2.17   Bank Accounts, Powers, etc.  Schedule 2.17 lists, each bank,
                 ---------------------------  -------------
trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Company or any Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

          2.18   No Brokers or Finders.  No agent, broker, finder, or
                 ---------------------
investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, Company or any Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions, except for Morgan Stanley Dean Witter and Donaldson, Lufkin & Jenrette (in each case for their services on behalf of Seller), as to which Seller shall have full responsibility and none of Buyer, Company or any Subsidiary shall have any liability.

          2.19   Certain Interests.  No controlled Affiliate of Seller,
                 -----------------
Company or any Subsidiary, nor any officer, director or Affiliate thereof, has any material interest in any property used in or pertaining to the Business or, to Seller's knowledge, any customer or supplier doing business with Company or any of the Subsidiaries.

          2.20   Receivables.  All receivables of Company and the Subsidiaries,
                 -----------
whether reflected on the balance sheet or otherwise, represent sales actually made in the ordinary course of business. Reserves shown on Company's audited consolidated balance sheet at December 27, 1998 referred to in Section 2.3(a) are adequate as of such date and were calculated on a basis consistent with GAAP and past practices. Seller has delivered to Buyer a complete and accurate aging list of all receivables of Company and the Subsidiaries as of March 28, 1999.

          2.21  Customers and Suppliers. Schedule 2.21 lists the names of the
                -----------------------  -------------
five largest customers of the Business for the fiscal year ended December 27, 1998.

          2.22  Amended Schedules.  Seller may, within 3 days prior to the
                -----------------
Closing Date, deliver to Buyer an amendment to Schedules 2.5, 2.8(c), 2.8(d)
                                               ---------------------  ----
and 2.10, which amendment shall reflect any additions to such Schedules for events occurring from the date hereof to the Closing Date.

          2.23  Disclaimer of Representations and Warranties.  Seller
                --------------------------------------------
acknowledges and agrees that the purchase and sale of the Stock hereunder shall be without representation or warranty by Buyer, express or implied, except as specifically set forth in Article III.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          3.1    Organization and Related Matters.  Buyer is a corporation duly
                 --------------------------------
acknowledges and validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry on its business as now being conducted.

          3.2    Authorization; No Conflicts.  The execution, delivery and
                 ---------------------------
performance of this Agreement by Buyer has been duly and validly authorized by the board of directors of Buyer and by all other necessary corporate action on the part of Buyer and its Affiliates. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement by Buyer will not directly or indirectly (a) contravene, conflict with, violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Buyer, (b) result in the imposition of any Encumbrance against any material asset or property owned, licensed or leased by Buyer, or (c) contravene, conflict with or result in a violation of Law or Order to which Buyer or any of the assets owned, licensed or leased by Buyer are subject, except, in each of clauses (b) through (c), for such contraventions, conflicts, impositions and violations which , individually or in the aggregate, do not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement. Schedule 3.2 lists, as of the date hereof, all material Approvals and
           ------------
Permits required to be obtained by Buyer to consummate the transactions contemplated by this Agreement, other than those which have already been obtained. Except for the Approvals and Permits identified on Schedule 3.2 as
                                                             ------------
requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance of this Agreement by Buyer will not require any material filing or registration with, or the issuance of any material Approval or Permit by, any third party or Governmental Entity.

          3.3    No Brokers or Finders.  No agent, broker, finder or or
                 ---------------------
investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions, except for Morgan Stanley Dean Witter (for their services provided on behalf of Buyer), as to which Buyer shall have full responsibility and Seller shall not have any liability.

          3.4    Legal Proceedings.  There is no Order or Action pending, or
                 -----------------
to the knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or assets that individually or when aggregated with one or more other Actions has or, if determined adversely to the interest of Buyer, might reasonably be expected to have, a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

          3.5    WARN Act.  Buyer is not planning or contemplating, and has
                 --------
not made or taken, any decisions or actions concerning Company or any Subsidiary after the Closing that would require the service of notice under the Worker Adjustment and Retraining Act of 1988 (the "WARN Act").

          3.6    Investment Representation.  Buyer is acquiring the Stock from
                 -------------------------
Seller for Buyer's own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

          3.7    Disclaimer of Representations and Warranties.  Buyer
                 --------------------------------------------
acknowledges and agrees that the purchase and sale of the Stock hereunder shall be without representation or warranty by Seller, express or implied, except as specifically set forth in Article II.

          3.8    Financing Commitment.  Buyer has received a commitment letter,
                 --------------------
a copy of which has been delivered to Seller (the "Commitment Letter"), with respect to financing for the transactions contemplated by this Agreement in the form of senior unsecured debt (the "Financing"). Buyer has no basis to believe that the financing contemplated thereby will not be available to Buyer in a time sufficient to support a Closing by June 25, 1999, assuming satisfaction of all other conditions to Closing by such date.


                                  ARTICLE IV

                 COVENANTS WITH RESPECT TO CONDUCT OF COMPANY

                     AND THE SUBSIDIARIES PRIOR TO CLOSING

          4.1    Access.  Seller shall and shall cause Company and the
                 ------
Subsidiaries to authorize and permit Buyer, its prospective lenders and their respective representatives, including their respective independent accountants, financial advisers, agents and counsel (such entities being, with respect to either Buyer or Seller, collectively, "Representatives") to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective properties, books, records, operating instructions and procedures and all other information with respect to the Business as Buyer may from time to time request, and to make copies of such books, records and other documents and to discuss the Business with the respective directors and officers and, after consultation with Seller, and accompanied by or in coordination with Seller, employees, accountants, counsel, suppliers, customers and creditors of, Company and Subsidiaries, in each case, as is reasonably necessary or appropriate for the purposes of familiarizing themselves with the Business and in connection with obtaining financing for and any necessary Approvals of or Permits for the transactions contemplated by this Agreement; provided, however,
                                                             --------  -------
that under no circumstances shall Seller be required to provide to Buyer, its prospective financing sources and their respective representatives access to (i) Tax Returns filed by Seller or any of its Affiliates other than Tax Returns filed by Company or any Subsidiary, (ii) any information or materials required to be kept confidential pursuant to agreements with third parties or by Law, or
(iii) subject to entering into appropriate agreements that preserve the privilege, any privileged attorney-client communications or attorney work-product of Company.

          4.2    Conduct of Business.  During the period beginning on the date
                 -------------------
hereof and ending on the Closing Date, Seller shall not and shall cause Company and each Subsidiary not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

                 (a) conduct the Business in any manner except in the ordinary course;

                  (b) terminate, or fail to renew or preserve, any material Permits;

                  (c) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective Affiliates, except pursuant to the Company Plans;

                  (d) amend any Company Plan or grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof), or any increase in salary or benefits of any officer, director or employee or pay any bonus to any person, except for (i) any increase or bonus mandated by any of the Company Plans, (ii) any normal increase or bonus in connection with a promotion not to exceed 10% of each such Person's annual base pay, and (iii) annual merit salary increases in the ordinary course of business not to exceed 5.5% of the applicable base annual salaries on an aggregate basis;

                  (e) sell, transfer, mortgage, encumber or otherwise dispose of any assets or properties except dispositions of inventory in the ordinary course of business consistent with past practices and other dispositions of assets not to exceed $100,000 in the aggregate in the ordinary course of business consistent with past practices;

                  (f) except pursuant to Company Options, issue, grant, sell, redeem or acquire for value, or agree to issue, sell, redeem or acquire for value or, except as provided in Section 1.2, amend or modify, any Equity Securities of Company or any of the Subsidiaries;

                  (g) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities, except in accordance with Section 5.12;

                  (h) change or amend its certificate of incorporation or bylaws;

                  (i)  amend the Intercompany Agreements;

                  (j) terminate, amend or fail to use its commercially reasonable efforts to renew any existing insurance coverage;

                  (k) other than (i) in the ordinary course of business consistent with past practice, (ii) capital expenditures permitted under paragraph (q) of this Section 4.2 and (iii) sales returns by, or price allowances to, distributors or stocking representatives, voluntarily incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any Subsidiary of more than $75,000 in any specific case or $350,000 in the aggregate;

                  (l) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations (other than advances to or from Seller) or Equity Securities of Company or any Subsidiary;

                  (m) compromise or otherwise settle or waive any claims in respect of Intellectual Property or for non-monetary consideration or for payment of monetary consideration in excess of $50,000 individually or $250,000 in the aggregate;

                  (n) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person;

                  (o) other than as expressly provided herein, make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure;

                  (p) dispose of or fail to preserve any material Intellectual Property, trade secrets or any rights to the use thereof;

                  (q) make any capital expenditures or commitments with respect thereto (i) in excess of $3,000,000 in the aggregate in accordance with the aggregate annual budget for 1999 as of the date hereof (subject to variances of up to 10% for any discrete budgeted item, without increasing the $3,000,000 aggregate limit); or (ii) in excess of $250,000 with respect to individual items of equipment or individual systems; or

                  (r) agree to or make any commitment to take any actions prohibited by this Section 4.2.

          4.3  Permits and Approvals.  Seller shall use its best efforts to
               ---------------------
obtain, and will promptly prepare all registrations, filings and applications, requests and notices in order to obtain, all Approvals and Permits required on its part to consummate the transaction contemplated by this Agreement and to permit Buyer to operate the Business without loss of any material rights. Buyer shall use its best efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices in order to obtain, all Approvals and Permits required on its part to consummate the transactions contemplated by this Agreement. Each party shall pay their respective costs or expenses incurred in order to obtain such Approvals. Fees paid or expenses incurred in connection with any and all filings or proceedings required under the Hart-Scott-Rodino Act and any other Law requiring filings with any Governmental Entity shall be addressed under Section 4.4.

          4.4  Government Filings.  Buyer and Seller shall promptly make any
               ------------------
and all filings required under the Hart-Scott-Rodino Act and any other Law requiring filings with any Governmental Entity with respect to the transactions contemplated hereby. Buyer and Seller agree to use their best efforts to obtain all approvals required under the Hart-Scott-Rodino Act to consummate the transactions contemplated by this Agreement. Subject to such confidentiality restrictions as may be reasonably requested, Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws. Seller and Buyer will immediately supply to each other copies of all correspondence, filings or communications, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated or inconsistent transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same. Buyer and Seller shall each pay their respective costs and expenses incurred under this Section 4.4, except for the $45,000 initial filing fee under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement, which shall be borne entirely by Buyer.

          4.5  Preservation of Business Prior to Closing Date.  During the
               ----------------------------------------------
period beginning on the date hereof and ending on the Closing Date, (a) Seller will and will cause Company to use its commercially reasonable efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with Company or the Subsidiaries, and (b) Seller and Buyer will consult with each other concerning, and Seller will use commercially reasonable efforts and will cooperate with Buyer in connection with Buyer's efforts to keep, the services of the officers and employees of Company and the Subsidiaries that Buyer may wish to have Company and the Subsidiaries retain. Nothing in this Section 4.5 shall obligate Buyer, Company or any Subsidiary after the Closing to retain or offer employment to any officer or employee of Company or any Subsidiary.

          4.6  Exclusivity.  Prior to the Closing, Seller will not, and will
               -----------
cause its controlled Affiliates and Company and any of the directors, officers, employees, representatives or agents of Seller, Company or any of their controlled Affiliates (collectively, the "Seller's Representatives") not to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business operations, properties or assets of Company or any of the Subsidiaries in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller will inform Buyer in writing immediately following the receipt by Seller, Company or any of Seller's Representatives of any proposal or inquiry in respect of any Acquisition Transaction.

          4.7  International Patents. Seller shall deliver to Buyer within
               ---------------------
three days prior to the Closing Date an amendment to Schedule 2.8(b)(i) listing
                                                     ------------------
all international patents, including applications therefor, which are related to the United States patents, including applications therefor, as set forth on
Schedule 2.8(b)(i) as of the date of this Agreement.
------------------

          4.8  Company Stock Option Plans.  Prior to the Closing, the
               --------------------------
appropriate committee of the Board of Directors of the Company (the "Board"), in accordance with Section 6.2.1 of the Company Stock Option Plans, shall (i) adopt resolutions (A) approving the Exchange Ratio as described in Section 1.2 of this Agreement, and (B) providing that all outstanding Company Options shall be automatically assumed by Buyer at Closing in accordance with the terms in
Section 1.2 of this Agreement and (ii) take all other actions necessary to implement the terms of Section 1.2 of this Agreement. In addition, Seller and the Company shall not make any amendments or other changes to the Company Stock Option Plans or to the Company Options except as required by Law or this Section and Section 1.2 of this Agreement.

                                   ARTICLE V

                        ADDITIONAL CONTINUING COVENANTS

          5.1  Seller's Post-Closing Access.
               ----------------------------
               (a) Subject to Section 11.5(d) hereof (relating to the preservation of Tax records), Seller and Buyer agree that each of them shall preserve and keep the records held by it, their subsidiaries or their controlled Affiliates relating to the business of Company and the Subsidiaries for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party, including without limitation in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Buyer or any of their Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby subject to restrictions on disclosure of such information under applicable Laws, agreements with third parties, and, subject to entering into appropriate agreements that preserve attorney-client privilege, attorney-client privilege. In the event Seller or Buyer wishes to destroy such records after that time, such party shall first give ninety days' prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety day period, to take possession of the records within one hundred and eighty days after the date of such notice. Any information obtained pursuant to this Section 5.1 or pursuant to any other section hereof (including Section 11.5(d)) providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 12.2.

          5.2  No Rights to Seller Intellectual Property.  Except as provided
               -----------------------------------------
herein or in the Continuing Intercompany Agreements, Buyer acknowledges and agrees that Company and the Subsidiaries shall not have, and Buyer shall not acquire pursuant to this Agreement, any rights of ownership or use whatsoever with respect to any Mark of any kind that is owned by Seller or any Affiliate of Seller other than Company or any Subsidiary, including, but not limited to, the names and Marks "Advanced Micro Devices, Inc.," "AMD," "an AMD Company," and any derivatives thereof. Buyer agrees that, effective as of the Closing, it shall cause Company and the Subsidiaries to promptly cease and desist from any use of any such names or Marks in connection with any advertising, marketing, or solicitation efforts, and not later than 120 days after the Closing Date, to cease and desist from any other use of any such name or Mark.

          5.3  Insurance; Indemnity Obligations.
               --------------------------------
               (a) Seller shall maintain in effect, with respect to Company and the Subsidiaries, until 12:00 a.m. on the date following the Closing Date all casualty and liability insurance policies listed on Schedule 2.11 (or
                                                        -------------
comparable replacement policies). Effective at 12:01 a.m. on the date following the Closing Date, all insurance coverage maintained by Seller under which Company and the Subsidiaries are insured, including any and all bonds or other indemnity obligations (excluding any of the same set forth on Schedule 5.5),
                                                              ------------
shall be cancelled and terminated (except to the extent that they may not, by their terms, be so cancelled or terminated). Company and the Subsidiaries shall be responsible for any deductibles or retentions in connection with any such insurance. All premium refunds paid to Seller relating to insurance covering Company and the Subsidiaries shall be the property of Seller, regardless of whether such refunds are paid on, before or after the Closing Date.

               (b) Company and the Subsidiaries shall continue to be entitled to such claims or rights to receive any insurance proceeds under pre-Closing insurance covering Company and the Subsidiaries as Seller may have, whether such coverage is or was maintained on an "occurrence" basis or a "claims-made" basis. From and after the Closing Date, Seller and Buyer shall cooperate in connection with the adjustment and administration of claims under all such insurance coverage. Buyer, Company and the Subsidiaries shall be responsible for any deductible, retention or other charge provided for by the terms of any such coverage.

               (c) Buyer and Seller shall use all reasonable efforts to ensure that no certificates of insurance indicating coverage under Seller (or by reason of being a subsidiary or Affiliate of Seller) shall be issued after the Closing Date and that all such insurance certificates which are outstanding as of the Closing Date are promptly returned to Seller. In the event that Seller is unable to notify the holder of a certificate of insurance indicating such coverage of the termination of coverage as of the Closing Date, or Seller is unable to cancel or terminate any such coverage as of the Closing Date, and Seller or its insurer thereafter receives a claim or purported claim under any such coverage, Buyer shall have no right to recover any amounts in respect thereof from Seller or its insurers and be responsible for all Losses incurred by Seller or its insurers in respect of the same.

          5.4  WARN Act.  Buyer agrees that it will not take any action which
               --------
causes the notice provisions of the WARN Act to be applicable to Seller or, prior to the Closing, Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

          5.5  Intercompany Agreements.  Buyer agrees to perform or cause
               -----------------------
Company to perform the obligations of Company under the Continuing Intercompany Agreements. Except with respect to the Continuing Intercompany Agreements, Buyer and Seller acknowledge and agree that all Intercompany Agreements shall be terminated as of the Closing Date.

          5.6  Expenses of Sale.  To the extent and only to the extent paid
               ----------------
prior to the Closing or accrued on the Closing Balance Sheet, Company shall be responsible for the following extraordinary out-of-pocket expenses actually incurred by Company and the Subsidiaries in connection with the sale of the Stock hereunder: (a) pre-Closing fees, expenses and disbursements of legal counsel, accountants, consultants and other advisors, (b) pre-Closing expenses relating to arrangements for due diligence investigations of Company, the Subsidiaries and the Business by prospective buyers, including, but not limited to, expenses to secure premises, equipment, personnel and other services, and
(c) the other sale expenses set forth on

Schedule 5.6. Upon request, Seller shall reimburse Buyer for any such expenses
------------
not paid prior to the Closing or accrued on the Closing Balance Sheet.

          5.7  Intercompany Balances.  Except for any amounts due and owing
               ---------------------
under the terms of any Company Plan (a) immediately prior to the Closing, Company and the Subsidiaries shall pay any amounts accrued and payable to Seller or any Affiliate of Seller (other than amounts incurred in contravention of Section 4.2), including, but not limited to, any declared but unpaid dividends or other distributions permitted by Section 5.12 and amounts accrued under the Intercompany Agreements, and (b) Seller or any Affiliate of Seller shall pay any amounts accrued and payable to Company or any Subsidiary, including, but not limited to, amounts accrued under the Intercompany Agreements.

          5.8  Facilities.  Seller shall take all reasonable efforts to effect
               ----------
the assignment to Buyer of the real property leases set forth on Schedule 5.8
                                                                 ------------
and, subject to such assignment, Buyer shall assume all obligations of Seller under such leases as of the Closing Date.

          5.9  Nondisclosure of Proprietary Data.  Subject to applicable law,
               ---------------------------------
neither Seller nor its controlled Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other similar proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Business or policies of Company and the Subsidiaries. Seller shall further protect such information by applying the same standards and procedures of confidentiality which it applies generally to its own trade secret or other similar proprietary data.

          5.10  Nonsolicitation.  During the period beginning on the date of
                ---------------
this Agreement and ending three years after the Closing Date, neither Seller, on the one hand, nor

Buyer, on the other hand (nor any of their respective controlled Affiliates), will, without the other's prior consent (which consent may be withheld in the other's sole discretion), directly or indirectly, solicit for employment, in the case of Seller, any employee of Buyer, Company or any of their subsidiaries, and in the case of Buyer, any employee of Seller or any of its subsidiaries. For purposes of this Section 5.10, the term "solicit" shall be deemed not to include advertisements or other generalized employment searches, including advertisements in any media (including trade media) or any job postings system not specifically directed to a particular employee. Seller and Buyer recognize and agree that a breach of their respective covenants set forth in this Section
5.10 could cause irreparable harm to the other, that remedies at law in the event of such breach would be inadequate, and that accordingly, in the event of such breach, a restraining order or injunction or both may be issued against it, in addition to any other rights and remedies which are available. If this
Section 5.10 is more restrictive than permitted by the Laws of any jurisdiction in which enforcement is sought, this Section 5.10 shall be limited to the extent required to permit enforcement under such Laws.

          5.11  Noncompetition.
                --------------
                (a) Seller agrees that, for the period from the Closing to the date which is the fifth anniversary of the Closing Date, neither Seller nor any of Seller's controlled Affiliates will, directly or indirectly, for its own benefit or as agent of another, carry on or own, manage or operate, participate in, or control the management or operation of, or allow its name to be used in, the Device Business (i) in the County of Santa Clara, (ii) in the State of California, (iii) in the State of Oregon and (iv) in the United States of America. For purposes of this Section 5.11, the "Device Business" shall mean the design, marketing or sale of (or the investment in or acquisition of any manufacturer of) any "stand alone" integrated circuit comprising (i) a general purpose array of logic gates (whether AND arrays or OR arrays) which can be interconnected by programming a matrix of interconnect lines between the logic gates, including any accompanying circuitry to provide I/O buffer control and protection, programming control and data path, embedded memory and other embedded subsidiary circuitry, timing control and distribution clocking, voltage control and regulation, and chip protection functions (a "Programmable Logic Device") or (ii) a general purpose array of logic blocks built from basic logic gates or LUTs (Look Up Tables) which can be interconnected by programming a matrix of interconnect lines between the logic blocks, including any accompanying circuitry to provide I/O buffer control and protection, programming control and data path, embedded memory and other embedded subsidiary circuitry, timing control and distribution clocking, voltage control and regulation, and chip protection functions (a "Field Programmable Gate Array").

          The Device Business shall not include the manufacture, design, marketing or sale of any Programmable Logic Device or Field Programmable Gate Array that is combined on an integrated circuit with other devices (including without limitation flash memory, microprocessors, microprocessors with or for embedded applications, or other functions of integrated circuitry) or is otherwise not a single purpose, "stand alone" integrated circuit that constitutes or is otherwise not marketed as a Programmable Logic Device or Field Programmable Gate Array.

              (b) Nothing contained herein shall (i) limit Seller (A) from acquiring (including through a merger) or investing in any business, development arrangement or joint venture whose primary business activities do not constitute a Device Business, or (B) from, directly or indirectly, holding or making investments in securities of any business listed on a national securities exchange, admitted to trading in an automated quotations market, or traded generally on the over-the-counter market, so long as Seller's direct or indirect holdings do not exceed 5% of the outstanding Equity Securities thereof, or (ii) apply to any Person who acquires, directly or indirectly, the Equity Securities of, or control of, Seller or to the activities of any Person merging with or into Seller as conducted prior to such merger by any Person merging with or into Seller.

              (c) Seller recognizes and agrees that compliance with the covenant contained in this Section 5.11 is necessary to protect Buyer, Company and the Subsidiaries and that a breach by Seller of any of the covenants set forth in this Section 5.11 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies which are available to Buyer. If this Section 5.11 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 5.11 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 5.11 shall be construed as a series of separate covenants, one for each location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.11, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any court of competent jurisdiction shall determine the foregoing covenant to be unenforceable with respect to the term or the scope of the subject matter or geography covered thereby, then such covenant shall nevertheless be enforceable by such court against the other party upon such shorter term or within such lesser scope as may be determined by such court to be reasonable and enforceable.

          5.12  Dividends.  At any time prior to the Closing, Company may pay
                ---------
cash dividends to its stockholders of record. In no event, however, will such dividends paid from the date hereof to the Closing exceed, in the aggregate, $60 million.

          5.13  Access for Environmental Review.  Prior to the Closing, Buyer
                -------------------------------
and its consultants and other representatives shall have access to all of Seller's and Company's records of environmental inspections and tests and soil and groundwater samples, in each instance relating to the Historic Company Business Facilities.

          5.14  Contract Rights.  If any necessary Approval of a third party
                ---------------
with respect to a contract that is used in the conduct of the Business is not obtained prior to the Closing, or as a result of the failure to have obtained any such Approval Buyer would not, at the Closing, receive substantially all rights under any such Contract, (a) Seller shall continue to use its best efforts to obtain such Approval from and after the Closing, and (b) Seller and Company shall cooperate in a mutually agreeable arrangement under which Company or the Subsidiaries obtain or retain the benefits and assume the obligations under such Contract, including subcontracting, sub-licensing or sub-leasing to Company or the Subsidiaries, or under which Seller would enforce for the benefit of Company and the Subsidiaries any and all rights of Seller against a third party thereto, provided that Seller shall not be required to incur any out-of-
               --------
pocket expenses in connection with the same, unless and to the extent advanced by Buyer.

          5.15  Patents.  As provided in Section 2.8(b), Schedule 2.8(b) sets
                -------                                  ---------------
forth a list of all patents and patent applications that are owned by Company or will be owned by Company as of the Closing. To the extent any patents or patent applications on such Schedule have not been assigned to Company as of the date hereof, Seller shall assign such patents or patent applications (together with any associated past unrecovered damages claims and future damages claims), as the case may be, to Company prior to the Closing. Seller agrees that, during the six (6) month period following the date hereof, Seller will discuss with Buyer in good faith whether any patent or patent application not on Schedule 2.8(b) should
                                                ---------------
reasonably be added thereto and, if Seller and Buyer agree that a patent or patent application should reasonably be added thereto, Seller shall promptly assign such patent or patent application (together with any associated past unrecovered damages claims and future damages claims) to Company.

          5.16  Transfer of Certain Business-Related Assets.
                -------------------------------------------

                (a) This Section 5.16 does not apply to Intellectual Property or trade secrets.

                (b) Seller shall use commercially reasonable efforts to assign and transfer or cause to be assigned and transferred to Company prior to Closing
(i) all of the assets, properties and rights contemplated to be transferred to Company by the resolutions adopted by Seller's board of directors at its December 1997 meeting, (ii) the assets, properties and rights of Seller and its controlled Affiliates (including contract rights and intangible assets, properties and rights) predominantly related to the Business, and (iii) the assets, properties and rights of Seller and its controlled Affiliates currently treated by the Company as a part of the Business (collectively, the "Other Business Assets").

                (c) To the extent any Other Business Assets have not been assigned and transferred prior to Closing, Seller shall take such additional commercially reasonable actions after the Closing to effect such assignments and transfers as are reasonably requested by Buyer.

                (d) The assignments and transfers pursuant to this Section 5.16 shall be at no cost to Buyer, Company or their respective subsidiaries and Affiliates.

                                  ARTICLE VI

                        GENERAL CONDITIONS OF PURCHASE

          The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by each of the parties hereto:

          6.1  No Orders; Legal Proceedings.  No Law or Order shall have been
               ----------------------------
enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the sale and purchase of Stock contemplated by this Agreement.

          6.2  Approvals.  To the extent required by applicable Law, all
               ---------
material Permits and Approvals required to be obtained from any Governmental Entity in connection with consummation of the transactions contemplated by this Agreement shall have been received or obtained on or prior to the Closing Date, without the imposition of any burdensome conditions materially adverse to the party entitled to the benefit thereof, and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated and any applicable merger notification requirements under statutes of foreign Governmental Entities shall have been complied with, except to the extent that noncompliance with any such foreign merger notification statute is not reasonably likely to have a material adverse impact on the transactions contemplated by this Agreement.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

          7.1  Representations and Warranties and Covenants of Seller.  The
               ------------------------------------------------------
representations and warranties of Seller herein contained shall be true in all material respects (provided, however, that where a representation or warranty is
                   --------  -------
already qualified as to materiality, such representation or warranty shall be true in all respects) at the Closing Date with the same effect as though made at such time, Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed, or complied with by it (except in immaterial respects), on or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller ("Seller's Closing Certificate") dated as of the Closing Date and signed by its president to such effect. The representations and warranties made by Seller in Seller's Closing Certificate shall constitute, upon execution and delivery thereof, representations and warranties of Seller for all purposes of this Agreement including Article II hereof.

          7.2  Resignation of Directors.  The directors of Company and the
               ------------------------
Subsidiaries shall have submitted their respective resignations in writing to Company and the Subsidiaries, as applicable. Such resignations shall be effective as of the Closing.

          7.3  Continuing Intercompany Agreements.  The Continuing Intercompany
               ----------------------------------
Agreements shall be in the amended forms executed on the date hereof and as attached to the letter agreement dated as of the date of this Agreement by and between Seller and Buyer and shall be in full force and effect.

          7.4  Amended Schedules.  The additions to the Schedules, as reflected
               -----------------
in the amendment delivered to Buyer pursuant to Section 2.22 shall not have indicated any change in, or the occurrence of an event affecting, Company or any of the Subsidiaries that, individually or in the aggregate, has or would have a material adverse effect on the Business (other than matters of general applicability to Company's industry.

          7.5  Financing.  (x) There shall not have occurred a material
               ---------
adverse change or disruption in the loan syndication or capital markets after the date of this Agreement which results in (i) termination of the Commitment Letter (including any extension thereof), (ii) Buyer being unable to extend the Commitment Letter beyond its scheduled expiration on terms not significantly worse than those contemplated by the Commitment Letter or (iii) Buyer otherwise being unable to consummate the Financing and (y) Buyer, despite commercially reasonable efforts, is unable to obtain alternate financing (on terms not significantly worse than those set forth in the Commitment Letter) sufficient, with Buyer's available cash, to pay the Purchase Price.


                                 ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          8.1  Representations and Warranties and Covenants of Buyer.  The
               -----------------------------------------------------
representations and warranties of Buyer herein contained shall be true in all material respects (provided, however, that where a representation or warranty is
                   --------  -------
already qualified as to materiality, such representation or warranty shall be true in all respects) at the Closing Date with the same effect as though made at such time, Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed, or complied with by it (except in immaterial respects), on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate of Buyer ("Buyer's Closing Certificate") dated as of the Closing Date and signed by its president to such effect. The representations and warranties made by Buyer in Buyer's Closing Certificate shall constitute, upon execution and delivery thereof, representations and warranties of Buyer for all purposes of this Agreement including Article III hereof.


                                  ARTICLE IX

                     TERMINATION OF OBLIGATIONS; SURVIVAL

          9.1  Termination of Agreement.  Anything herein to the contrary
               ------------------------
notwithstanding, this Agreement and the transactions contemplated by this Agreement shall automatically terminate, without any notice, demand or action by either party, if the Closing does not occur on or before the close of business on August 31, 1999 unless extended by mutual, written consent of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

               (a)  Mutual Consent.  By mutual written consent of Buyer and
                    --------------
Seller.

               (b)  Conditions to Buyer's Performance Not Met.  By Buyer by
                    -----------------------------------------
written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Articles VI or VII.written notice to

               (c)  Conditions to Seller's Performance Not Met.  By Seller by
                    ------------------------------------------
written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Articles VI or VIII.

               (d)  Material Breach.  By Buyer or Seller if there has been a
                    ---------------
material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however,
                                                            --------  -------
that the breaching party shall have 20 business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach.

          9.2  Effect of Termination.  In the event that this Agreement shall be
               ---------------------
terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties
                                --------
contained in Sections 12.2, 14.12, 14.13 and 14.16 shall survive any such termination, and that a termination under Section 9.1 shall not relieve either party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

          9.3  Survival of Representations and Warranties.  The representations
               ------------------------------------------
and warranties contained in Article II and Article III of this Agreement (including the representations and warranties made in Seller's Closing Certificate and Buyer's Closing Certificate) shall expire 18 months after the Closing Date, except that (i) the representations and warranties contained in Section 2.4 shall continue through the expiration of the applicable statute of limitations as the same may be extended; and (ii) if a claim or notice is given under Article X with respect to any representation or warranty prior to the applicable expiration date, such claim shall continue indefinitely until it is finally resolved.

          9.4  Notice of Known Unsatisfied Conditions or Breached
               ---------------------------------------------------
Representations, Warranties or Covenants.  Prior to the Closing, each of Buyer
----------------------------------------
and Seller agrees to promptly inform the other party of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other of which such party becomes aware.

                                   ARTICLE X

                                INDEMNIFICATION

          10.1  Obligations of Seller.  Subject to the provisions of Section
                ---------------------
10.4, from and after the Closing, Seller agrees to indemnify Buyer, Company and each Subsidiary, and their respective directors, officers, employees, Affiliates, agents and assigns for, and save and hold harmless each from and against, any and all Losses, directly or indirectly, as a result of, arising from, incurred in connection with, or incident to:

                (a) any inaccuracy in or breach of any of the representations and warranties made by Seller in or pursuant to this Agreement (other than any set forth in Section 2.4);

                (b) any breach or nonperformance of any covenants or agreements made by Seller in or pursuant to this Agreement;

                (c) any breach of Law under ERISA or the Code in connection with, any employee benefit plan or arrangement maintained, sponsored, contributed to or administered by Seller or its ERISA Affiliates other than under, as a result of, or based upon or arising from, the Company Plans;

                (d)  Seller's Retained Environmental Liabilities;

                (e) claims asserted against Company in connection with matters listed on Schedule 2.3(b) Item 2; in respect of invoices in an approximate
          ----------------------
aggregate amount of $750,000; and

                (f) any claim that additional royalties are payable under Buyer's license described in the letter of even date herewith, as a result of Buyer's acquisition of the Business provided that such Losses exceed $75,000.
                                    --------

          Notwithstanding the foregoing, in the case of any Losses described in
(a), (b) or (c) above, liabilities specifically identified and accrued or reserved in the Closing Balance Sheet shall not be indemnified under this
Section 10.1 to the extent so accrued or reserved.  Except as provided in this
Section 10.1, Buyer releases Seller from any liability to Buyer arising out of any Environmental Claim in connection with the conduct of the Business or the use of the Historic Company Business Facilities by Seller, Company or any of their respective Subsidiaries.

          10.2  Obligations of Buyer.  Subject to the provisions of Section
                --------------------
10.4, from and after the Closing, Buyer agrees to indemnify, Seller and its directors, officers, employees,

Affiliates, agents and assigns for, and save and hold harmless each, from and against any Losses, directly or indirectly, as a result of or arising from, incurred in connection with, or incident to:

                (a) any inaccuracy in or breach of any of the representations and warranties made by Buyer in or pursuant to this Agreement;

                (b) any breach or nonperformance of any covenants or agreements made by Buyer in or pursuant to this Agreement;

                (c)  Buyer's Environmental Liabilities; and

                (d) if such lease is assigned to Company, any claims against Seller under the Sunnyvale Technology Park Lease between Stewart Drive LLC and Seller dated September 17, 1997 (other than any consent fee or other one time payment incurred directly as a result of the assignment of such lease to the Company or the transactions contemplated by this Agreement) (until such time as Seller shall have been forever released from all liability by the lessor thereunder with respect to events occurring after the Closing Date).

          Except as provided in this Section 10.2, Seller releases Buyer from any liability to Seller arising out of any Environmental Claim in connection with the conduct of the Business or the use of the Historic Company Business Facilities by Buyer, Company or any of their respective Subsidiaries.

          10.3  Procedure.
                ---------
                (a)  Notice.  Any party seeking indemnification of any Loss or
                     ------
potential Loss arising from a claim asserted by a third party shall give written notice (a "Claim Notice") to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of such third-party claim shall be given by the Indemnified Party within the later of (i) 30 days after its receipt of a written assertion of liability from the third party or (ii) upon Indemnified Party's determination to seek indemnification for such claim from the Indemnifying Party (but in any event within 30 days of Indemnified Party's receipt of notice of the intended commencement of an Action or investigation in respect of such claim). Neither the failure of the Indemnified Party to provide notice of any such third party claim to the Indemnifying Party within the 30 days contemplated by clause (i) of the preceding sentence nor the failure of the Indemnified Party to provide notice of any such claim in accordance with clause (ii) of the preceding sentence shall affect the Indemnified Party's rights to indemnification hereunder, except to the extent that the Indemnifying Party incurs an out-of-pocket expense or otherwise has been prejudiced as a result of such delay.

                (b)  Defense.  The Indemnifying Party shall be entitled to
                     -------
assume the defense, control and settlement (at its cost) of any Indemnifiable Claim (including Environmental Claims) asserted by a third party. Without prejudice to the foregoing, in the event the Indemnifying Party assumes defense, control and settlement of any Indemnifiable Claim which is an Environmental Claim (an "Indemnifiable Environmental Claim"), the Indemnifying Party shall undertake, and shall be entitled to control, the remediation of the release and shall be entitled to control the defense of any third party claims arising therefrom, provided that the Indemnifying Party shall take all reasonable steps
           --------
to minimize any adverse impact of such remediation on the Indemnified Party. If the Indemnifying Party assumes the defense of any such Indemnifiable Claim, it shall retain experienced counsel reasonably satisfactory to the Indemnified Party. With respect to Indemnifiable Environmental Claims, the Indemnifying Party shall be entitled to (i) retain environmental engineers and other experts and advisors as it may determine to be advisable and (ii) to remediate the Release as it may determine to be advisable. If the Indemnifying Party does not assume such defense, the Indemnified Party may compromise or settle any claim for the payment of money on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result.

                (c)  Settlement Limitations.  Notwithstanding anything in this
                     ----------------------
Section 10.3 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent may not be unreasonably withheld), settle or compromise any third party Indemnifiable Claim or permit a default or consent to entry of any judgment therein. Notwithstanding the foregoing, if a settlement offer solely for money damages (and which otherwise
(i) has no material adverse impact on the Indemnified Party, (ii) does not limit, restrict or otherwise affect Indemnified Party's ability to conduct the Business, (iii) does not require any admission of wrongdoing on the part of Indemnified Party and (iv) does not require payment of any amount by Indemnified Party) is made by the applicable third party claimant, which settlement includes an unqualified release from all liability in respect of such claim, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party fails to accept such offer in writing within a reasonable period, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party failed to accept, or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any claims of the Indemnified Party against third parties (other than the Indemnified Party's insurers) with respect to such claim.

          10.4  Limitations on Indemnification.
                ------------------------------
                (a) The Indemnified Party shall provide reasonable evidence and documentation of the nature and extent of any Loss payable by the Indemnifying Party upon request by the Indemnifying Party.

                (b) Any Indemnifiable Claim governed by this Article X shall be limited to the amount of Losses sustained by the Indemnified Party, net of the dollar amount of any insurance proceeds received by the Indemnified Party with respect to such Losses, (net of any Tax liabilities in respect thereof and any incremental cumulative additional insurance costs as a result thereof as reasonably determined by Indemnified Party). The Indemnified Party shall proceed in good faith using commercially reasonable efforts to make claims for any insurance proceeds receivable with respect to Losses. Seller shall not be required to pay any amounts under Section 10.1(a) unless (i) the aggregate of all amounts which would otherwise be payable by Seller thereunder exceeds $2,750,000 or (ii) the amount of any individual Indemnifiable Claim which would otherwise be payable by Seller thereunder exceeds $75,000, and, if an Indemnifiable Claim or Indemnifiable Claims, as the case may be, is in excess of such individual or aggregate limits, Seller shall be responsible for the total amount of such Indemnifiable Claim or Indemnifiable Claims. Buyer shall not be required to pay any amounts under Section 10.2(a) unless (i) the aggregate of all amounts for which indemnity would otherwise be payable by Buyer exceeds $2,750,000, or (ii) the amount of any individual Indemnifiable Claim which would otherwise be payable by Buyer thereunder exceeds $75,000, and if an Indemnifiable Claim or Indemnifiable Claims, as the case may be, is in excess of such individual or aggregate limits, Buyer shall be responsible for the total amount of such Indemnifiable Claim or Indemnifiable Claims. For purposes of indemnification in respect of Losses, any representation or warranty shall be deemed to exclude any limitation or qualification as to materiality set forth in such representation or warranty, but in no event shall an individual breach or inaccuracy of any such representation or warranty be considered until the Losses relating thereto exceed $75,000. Seller's indemnity obligations under Section 10.1(a) shall be limited, in the aggregate, to $75,000,000.

          10.5  Remedies Exclusive.  The remedies provided for in this Article
                ------------------
X shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement, except for claims arising out of any breach of Sections 5.9 or 12.2, or arising under Article XI. Nothing in this Section 10.5, however, shall constitute a waiver or limitation by any party of its rights or remedies based on fraud or intentional misrepresentation. Each party hereby waives any provision of law to the extent that it would limit or restrict the agreement contained in this Section 10.5. Notwithstanding anything to the contrary elsewhere in this Agreement, nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to equitable remedies, including, without limitation, specific performance and injunction, and no party or its Affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to any breach or alleged breach of this Agreement (unless, and to the extent, such party is determined to have acted in bad faith in respect to such breach).

                                  ARTICLE XI

                                  TAX MATTERS

          11.1  Allocation of Tax Liabilities; Indemnification.
                ----------------------------------------------

                (a) Subject to the provisions of Section 11.2 and 11.7, Seller shall be liable for and shall hold Buyer harmless against any liability for Taxes of (i) Company or any Subsidiary for any taxable year or other taxable period that ends on or before the Closing Date (including Taxes attributable to the Section 338 Elections specified in Section 11.7 below) and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that ends at the close of business on the Closing Date, and (ii) Company or any Subsidiary that are attributable to any other corporation and that are imposed on Company or any Subsidiary as a result of membership of Company or such Subsidiary in a consolidated, combined or unitary group of Seller on or prior to the Closing Date.

                (b) Buyer shall be liable for and shall hold Seller harmless against any liability for Taxes of Company and each Subsidiary for any taxable year or other taxable period that begins after the close of the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that begins after the close of the Closing Date.

                (c) Whenever it is necessary for purposes of this Section 11.1 to determine the liability for Taxes of Company or any Subsidiary for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made by assuming that Company had a taxable year which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

                (d) Buyer shall promptly (and in any event within 15 business days) notify Seller in writing upon receipt by Buyer, any of its Affiliates, Company or any Subsidiary of notice of any pending or threatened audits or assessments relating to Taxes for which Seller would be required to indemnify Buyer pursuant to Section 11.1(a). Seller shall have the sole right to represent Company's or any Subsidiary's interest in any audit or administrative or court proceeding relating to any Tax that Seller is required to indemnify pursuant to
Section 11.1(a), and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of Buyer, Company or any Subsidiary for any period after the Closing Date without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that (i) the settlement is consistent with the positions previously taken by Company or the Subsidiary, or (ii) Seller has agreed to indemnify Buyer against the effects of any such settlement. If Seller elects not to assume the defense of any claim for Taxes which may be the subject of indemnification by Seller pursuant to Section 11.1(a), Seller shall be entitled to participate at its expense in such defense. Neither Buyer nor Company nor any Subsidiary may agree to settle any claim for Taxes which may be the subject of indemnification by Seller under Section 11.1(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                (e) Seller shall have no liability under Section 11.1(a) for the payment of any Tax attributable to or resulting from any action described in
Section 11.2.

                (f) Seller shall not be liable for any settlements effected without the consent of Seller, as required by Section 11.1(d), or resulting from any claim, suit, action, litigation or proceeding in which Seller was not permitted an opportunity to assume the defense as required under Section 11.1(d).

          11.2  Tax Covenants.  Buyer covenants that it will not cause or permit
                -------------
Company, any Subsidiary or any Affiliate of Buyer (a) to take any action on or after the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of Seller or any of its Affiliates, or (b) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of Seller, Company or any Subsidiary in respect to any Tax period including the Closing Date or ending on or before the close of business on the Closing Date.

          11.3  Refunds.  Any refunds (including interest thereon) of Taxes paid
                -------
or indemnified by Seller pursuant to Section 11.1(a) shall be for the account of Seller. Any refunds (including interest thereon) of Taxes paid or indemnified by Buyer pursuant to Section 11.1(b) shall be for the account of Buyer. Buyer agrees to assign and promptly remit (and to cause Company and each Subsidiary to assign and promptly remit) to Seller all refunds (including interest thereon) of Taxes which Seller is entitled to hereunder and which are received by Buyer, Company, any Subsidiary or any other Affiliate of Buyer. Seller agrees to assign and promptly remit to Buyer all refunds (including interest thereon) of Taxes which Buyer is entitled to hereunder and which are received by Seller or any of its Affiliates. Buyer agrees that, upon the reasonable request and at the sole expense of Seller, Buyer shall file, or cause Company or any Subsidiary to file, a claim for refund of any Tax which Seller is entitled to hereunder.

          11.4  Tax Benefits.
                ------------

                (a) If any adjustment shall be made to any Tax Return relating to Seller, Company or any Subsidiary for any taxable period of Company or any Subsidiary ending prior to or on or including the Closing Date which results in any Tax detriment (including any indemnity payment pursuant to Section 11.1(a)) to Seller or any Affiliate of Seller (including, prior to the close of business on the Closing Date, Company and the Subsidiaries) and results in any deduction, exclusion from income or other allowance (a "Tax Benefit") to Company, any Subsidiary, Buyer, or any Affiliate of Buyer, Buyer shall pay to Seller the amount of the Tax reduction attributable to such Tax Benefit at such time or times as, and to the extent that, Company, any Subsidiary, Buyer, or any Affiliate of Buyer realizes such Tax reduction.

                (b) If any adjustment shall be made to any Tax Return relating to Buyer, Company or any Subsidiary for any taxable period of Company or any Subsidiary ending after the Closing Date which results in any Tax detriment to Buyer or any Affiliate of Buyer (including, after the close of business on the Closing Date, Company and the Subsidiaries) and results in any Tax Benefit to Seller or any Affiliate of Seller for any taxable period of Company ending on or prior to the Closing Date, or including the Closing Date (to the extent of the portion of such period treated as ending on the Closing Date pursuant to Section 11.1(c)), Seller shall pay to Buyer the amount of the Tax reduction attributable to such Tax Benefit at such time or times as and to the extent that Seller or any Affiliate of Seller realizes such Tax reduction.

          11.5  Returns and Reports.
                -------------------

                (a) Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to Company and each Subsidiary for taxable years or periods ending on or before the Closing Date and shall pay any Taxes shown as due on such Tax returns. Unless otherwise required, Tax Returns with respect to Taxes for taxable years ending on the Closing Date shall be prepared on a basis consistent with Treasury Regulations Section 1.1502-76(b)(1); provided, however, that if the Closing Date
                                     --------  -------
falls in the middle of a month, Seller and Buyer may agree to allocate the tax items ratable to such month consistent with Treasury Regulations Section 1.1502-76(b)(2)(iii). Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Company and each Subsidiary for taxable years or periods ending after the Closing Date and shall pay any Taxes shown as due on such Tax Returns subject to any reimbursement to which Buyer may be entitled pursuant to Section 11.1. Buyer shall cause Company and each Subsidiary to consent to join, for all taxable periods of Company or Subsidiary ending on or before the Closing Date for which Company or Subsidiary is eligible to do so, in any consolidated, combined or unitary Tax Returns relating to Tax which Seller shall request it to join.

          (b) With respect to any Tax Return with respect to Taxes that covers a period beginning before and ending after the Closing Date, a copy of such Tax Return shall be provided to Seller within 45 days prior to the due date (including extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent it relates to the portion of the period ending on the Closing Date. Seller shall promptly pay to Buyer the amount of Taxes attributable to such period less any Taxes previously paid relating to such period (as determined pursuant to Section 11.1(c) above) at the time such Tax Return is filed. If Seller has overpaid the amount of Taxes attributable to such period Buyer shall refund such amount.

                (c) With respect to any taxable year of Company and each Subsidiary ending after December 27, 1998 and on or prior to the Closing Date, Buyer shall promptly cause Company and each Subsidiary to prepare and provide to Seller a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of Company and each Subsidiary.

                (d)  Cooperation with Respect to Tax Returns. Buyer and Seller
                     ---------------------------------------
agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any materials provided, relating to Company and the Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Buyer or Company shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or before to the Closing Date until 180 days after the relevant statute of limitations has expired. After such time, Buyer may dispose of such material.

          11.6  Disputes.  If Buyer and Seller cannot agree on any calculation
                --------
required to be made under Sections 11.1(c), 11.3, 11.4 or 11.5(b), Buyer and Seller shall jointly select a national accounting firm acceptable to both Buyer and Seller (or, if they cannot agree on such selection, they shall select a national (big-five) accounting firm by lot after eliminating the Auditors and Buyer's independent public accountants) and shall direct the firm so selected to make such calculation as promptly as practicable, but in any event not later than 30 days after such direction, and to deliver a written notice to each of Buyer and Seller setting forth the results of such calculation. The results of such calculation as made by such firm shall be final and binding, and the fees and expenses of such firm shall be paid 50% by Buyer and 50% by Seller.

          11.7  Section 338 Election.
                --------------------

                (a) Buyer and Seller shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("Section 338 Elections") apply to the acquisition of the Stock. Buyer shall be responsible for the preparation and filing of such election. The allocation of purchase price among the assets of Company shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. The parties agree that for tax purposes no part of the Purchase Price is attributable to any noncompetition, nonsolicitation or other covenants of the parties, unless otherwise required by a taxing authority. Buyer shall initially prepare a complete set of Section 338 Forms, as defined below. Buyer shall deliver said forms to Seller for review no later than ninety business days prior to the date the Section 338 Forms are required to be filed. In the event Seller objects to the manner in which the Section 338 Forms have been prepared, Seller shall notify Buyer within fifteen business days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next fifteen business days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within a fifteen business-day period, Buyer and Seller shall submit such dispute to an independent arbiter in accordance with the methodology specified in Section 11.6 hereof (the "Allocation Arbiter"). Promptly, but not later than fifteen business days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters, and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a 338 Election, including, without limitation, any "statement of
Section 338 Election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

                (b) Seller shall be responsible for and shall pay any income, franchise, or similar Taxes arising as a result of any Section 338 Election (excluding any Section 338(g) election).

                (c) Buyer shall be responsible for and shall pay Seller for any sales or use or similar Taxes arising as a result of any Section 338 Elections.

          11.8  Termination of Tax Sharing Agreements.  Seller agrees and
                -------------------------------------
covenants that the existing Tax Sharing Agreement between Seller and Company effective as of July 2, 1997 shall terminate one day prior to the Closing Date and that there will be no outstanding obligations of or to Company pursuant to the Tax Sharing Agreement or any similar arrangement in effect on the Closing Date.

          11.9  Price Adjustment.  Buyer and Seller agree that any payment made
                ----------------
under this Article XI will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

          11.10  Survival.  Notwithstanding anything in this Agreement to the
                 --------
contrary, the provisions of this Article XI shall survive through the expiration of the applicable statute of limitations as the same may be extended.


                                  ARTICLE XII

                           PUBLICITY/CONFIDENTIALITY

          12.1  Publicity and Reports.  Seller and Buyer shall coordinate all
                ---------------------
publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law or the rules of any stock exchange. Seller and Buyer shall cooperate and shall use their reasonable efforts to agree on the form of any press releases to be issued following the execution and delivery of this Agreement and the Closing announcing, respectively, the signing or the consummation of the transactions contemplated by this Agreement.

          12.2  Confidentiality.  All non-public information disclosed by any
                ---------------
party or its Representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement (including, without limitation, any environmental records provided pursuant to Section 5.13) to any other party or its prospective lenders or their respective Representatives shall be kept confidential by such other party its prospective lenders and their respective Representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information
(i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law, or (v) to the extent such duty as to confidentiality is waived in writing by the other party; provided, however, that
                                                         --------  -------
following the Closing the foregoing restrictions will not apply to Buyer's use of documents and information of Company and its Subsidiaries furnished by Seller hereunder in the conduct of the Business (other than Buyer's use of any environmental records provided pursuant to Section 5.13, which shall be so restricted, but shall be subject to the exceptions set forth in (i) (v) of this sentence). If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other party and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this Section 12.2, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed. This Section 12.2 supersedes and replaces that certain Confidentiality Agreement dated February 25, 1999 (the "Confidentiality Agreement") between Buyer and Seller (which hereby is terminated in its entirety other than Section 7 thereof, which shall survive such termination and continue in accordance with its terms).

                                 ARTICLE XIII

                                  DEFINITIONS

          13.1  General Provisions.  For all purposes of this Agreement, except
                ------------------
as otherwise expressly provided:

                (a) the terms defined in this Article XIII have the meanings assigned to them in this Article XIII and include the plural as well as the singular;

                (b) all accounting terms used herein have the meanings assigned to them under generally accepted accounting principles, except to the extent otherwise provided herein;

                (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions and to "Exhibits" and "Schedules" are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the Exhibits and Schedules to this Agreement;

                (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

                (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          13.2  Specific Provisions.  As used in this Agreement the following
                -------------------
definitions shall apply:

          "Acquisition Transaction" is defined in Section 4.6.

          "Action" means any action, complaint, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreed Accounting Principles" means except as otherwise specifically stated in this definition, the GAAP accounting principles, policies, practices and methods applied in the preparation of the most recent of the Financial Statements (specifically December 1998), without regard to whether with respect to any matter there is more than one generally accepted accounting principle, or generally accepted accounting principles would permit or allow for more than one treatment or approach. In particular, the Agreed Accounting Principles shall reflect the GAAP reserving practices, procedures and methods used to establish reserves for accounts receivable, inventory, fixed assets, income taxes, accrued liabilities and deferred income used in such Financial Statement. The Agreed Accounting Principles will also cause to be reflected all payments made and terminations effected pursuant to Sections 5.5 and 5.7. No adjustments shall be made to reflect the purchase of Stock contemplated by this Agreement (such as adjustments to reflect purchase price in excess of net assets). Assets contributed to Company or any Subsidiary by Seller or any of its controlled Affiliates after the date hereof will be valued at zero. No identified adjustments to the Closing Balance Sheet shall be excluded therefrom solely because such adjustments fell below the materiality threshold, and all such adjustments shall be made.

          "Agreed Rate" means 7% per annum.

          "Agreement" means this Agreement by and between Buyer and Seller as amended or supplemented together with all Exhibits and Schedules hereto.

          "Allocation Arbiter" is defined in Section 11.7.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Auditors" means Ernst & Young LLP, independent public accountants to Company.

          "Base Price" is defined in Section 1.1(b).

          "Books and Records" means all books, ledgers, files, reports, documents, plans and operating records of or maintained by Seller, Company or any Subsidiary relating to or otherwise reasonably required for the operation of the Business.

          "Business" means the business of Company and the Subsidiaries taken as a whole, and shall be deemed to include the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, revenues and liabilities. For the avoidance of doubt, "Business" shall include rights and obligations of Company and its Subsidiaries under contracts with Seller or third parties for wafer fabrication, assembly, production, testing or other production-related operations conducted by Seller or third parties on behalf of Company or the Subsidiaries, but shall not include any such wafer fabrication, assembly, production, testing or other production-related operations (other than wafer sort test and development engineering testing).

          "Buyer's Closing Certificate" is defined in Section 8.1.

          "Buyer's Environmental Liabilities" means any Losses with respect to:
(i) any Release of Hazardous Materials at the Historic Company Business Facilities (which does not constitute Pre-Existing Contamination, as defined below) and any migration resulting from such Release, in each case occurring after the Closing Date; provided that Company or a Subsidiary is owning, operating, leasing or occupying such Historic Company Business Facility at the time of such Release and such Release is not caused by Seller or any controlled Affiliate thereof; (ii) any Hazardous Materials Activities conducted by Buyer, Company or any of its Subsidiaries in connection with or to benefit the Business from and after the Closing Date; (iii) the violation of any Environmental Laws by Buyer, Company or any Subsidiary or their agents, employees, predecessors in interest, contractors, invitees or licensees in the conduct of the Business from and after the Closing Date or in connection with any Hazardous Materials Activities from and after the Closing Date.

          "Buyer Per Share Value" is defined in Section 1.2.

          "Closing" means the consummation of the purchase and sale of the Stock pursuant to this Agreement.

          "Closing Balance Sheet" means the balance sheet showing, as of the Closing Date, consolidated total assets and consolidated total liabilities of Company and shareholders' equity of Company as finally determined pursuant to
Section 1.5.

          "Closing Date" means the date of the Closing.

          "Closing Equity" means the consolidated total assets of Company as of the Closing Date less the consolidated total liabilities of Company as of the Closing Date, in each instance computed in accordance with the Agreed Accounting Principles, and in any case unaffected by the election made pursuant to Section 338 of the Code.

          "Closing Equity Adjustment Amount" means:

                    (a) if Closing Equity is greater than $59.8 million, the positive amount by which Closing Equity is greater than $59.8 million;

                    (b) if Closing Equity is less than $59.8 million, the negative amount by which Closing Equity is less than $59.8 million; or

                    (c) if Closing Equity is equal to $59.8 million, then nil.

          "Code" means the Internal Revenue Code of 1986, as amended or as hereafter amended.

          "Company" means Vantis Corporation, a Delaware corporation.

          "Company Per Share Value" is defined in Section 1.2.

          "Company Plan" is defined in Section 2.16.

          "Company Stock Option Plans" means Company's 1999 Performance Award Plan and Company's 1999 Leadership Award Plan.

          "Continuing Intercompany Agreements" means the agreements listed on

Schedule 5.5 and identified as such thereon.
------------

          "Contract" means any enforceable agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Employee Pension Benefit Plan" is defined in Section 2.16.

          "Employee Welfare Benefit Plan" is defined in Section 2.16.

          "Encumbrance" means any charge, encumbrance, security interest, lien, pledge, or similar restriction, whether imposed by agreement, understanding, law, equity or otherwise, provided, however, that "Encumbrance" shall not mean
                          --------  -------
any restrictions on transfer generally arising under any applicable federal or state securities laws.

          "Environmental Claim" means any claim arising under Environmental Laws or in respect of Hazardous Materials Activities.

          "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to the release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure of any person to, Hazardous Materials.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or other equity interest or stock appreciation rights or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA Affiliate" means any Person other than Company or any Subsidiary who is a member of a group which is under common control with Seller who together with Seller is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          "Estimated Closing Equity Adjustment Amount" is defined in Section
1.4.

          "Estimated Purchase Price" is defined in Section 1.4.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Ratio" is defined in Section 1.2.

          "Financial Statements" is defined in Section 2.3.

          "GAAP" means generally accepted accounting principles in the United States as in effect as of the respective dates of the financial statements referred to in Section 2.3(a).

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "Hazardous Materials" means pollutants, contaminants, wastes, toxic substances, radioactive materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

          "Hazardous Materials Activities" means the transportation, transfer, recycling, storage, use, handling, treatment, manufacture, removal, investigation, remediation, release, emission, sale, disposal or distribution of any Hazardous Materials, or any waste containing Hazardous Materials.

          "Historic Company Business Facilities" means any property, including the land and improvements, groundwater and surface water thereof, that Seller, Company or any Subsidiary has at any time prior to the Closing Date owned, operated, occupied or leased for the conduct of the Business.

          "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnity under this Agreement.

          "Indemnified Party" means a party entitled to indemnity under this Agreement.

          "Indemnifying Party" means a party obligated to provide indemnity under this Agreement.

          "Independent Accounting Firm" means an independent certified public accounting firm in the United States of national recognition mutually acceptable to Seller and Buyer, or if Seller and Buyer are unable to agree upon such a firm, then each of them shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

          "Initial Closing Equity Statement" is defined in Section 1.5(b).

          "Intellectual Property" means all patents, patent applications, trademarks, maskworks, service marks, logos, trade names, copyrights, proprietary software or similar proprietary intellectual property.

          "Intercompany Agreements" means the agreements listed on Schedule 5.5.
                                                                   ------------

          "IRS" means the Internal Revenue Service or any successor entity.

          "Knowledge", "to Company's knowledge" or "to Seller's knowledge" or any phrase of similar import or other limitation shall mean and be limited to the knowledge of the persons identified in Schedule 13.2.
                                           -------------

          "Law" means any applicable constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity and any Order applicable to the operation of Company's and the Subsidiaries respective business and the ownership of each of their properties and assets.

          "Loss" means any cost, claim, damage, diminution in value, disbursement, expense, loss, liability, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person. The term "Loss" as used in this Agreement is not limited to matters asserted by third parties against any specified person

("Third Party Claims"), and includes Losses incurred or sustained by such person in the absence of any Third Party Claim.

          "Mark" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or applications for registration of any of the foregoing.

          "Material Contract" means each Contract (including all amendments, supplements or modifications thereto) to which Company or any Subsidiary is a party, or which otherwise constitutes an Other Business Asset that (a) is a material facilities lease, (b) by its terms obligates Company or the Subsidiary to pay an amount in excess of $500,000 per year and which cannot be terminated or cancelled by Company or the Subsidiary without liability or penalty upon 60 days' or less prior notice, (c) limits or restricts the ability of Company or any Subsidiary to compete or otherwise to conduct its business in any manner or place, (d) is a credit agreement, note, bond, mortgage, deed of trust or indenture evidencing any indebtedness of Company or any Subsidiary for borrowed money or is a guaranty by Company or any Subsidiary, (e) contains a right or obligation, other than pursuant to any Company Plan, of any Affiliate (other than Company or any Subsidiary), officer or director, of Seller, Company or any Subsidiary, from or to Company or any Subsidiary, (f) represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) grants to a third party a right of first refusal with respect to a material property of Company or a Subsidiary, (i) is between Seller or any controlled Affiliate of Seller on the one hand and Company or a Subsidiary on the other hand or (j) is a license, sublicense or other agreement listed on a Schedule under Section 2.8; provided, however, that "Material
                                        --------  -------
Contract" shall not mean any of the Company Plans.

          "Notice of Disagreement" is defined in Section 1.5(c).

          "Other Business Assets" is defined in Section 5.16.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Permitted Encumbrance" means any Encumbrance that:

                (i) is reflected in the financial statements referred to in
          Section 2.3(a);

               (ii) is a lien of a landlord, carrier, warehouseman, mechanic, materialman, or any other lien arising in the ordinary course of business by operation of law with respect to liability that is not yet due or delinquent;

              (iii) is a lien for Taxes not yet due or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

               (iv) with respect to the right of a Person to use any property leased from Company or any Subsidiary, arises by the terms of the applicable lease;

                (v) is a purchase money security interest arising in the ordinary course of business; or

               (vi) does not materially detract from the value of the encumbered property or materially detract from or interfere with the use of the encumbered property in the ordinary conduct of the Business and is not otherwise material to the Business or to Company and the Subsidiaries, taken as a whole.

          "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Purchase Price" is defined in Section 1.1(b).

          "Registered Property" is defined in Section 2.8(b).

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata initiated by Seller or Buyer, as applicable, or any of their respective subsidiaries.

          "Representatives" is defined in Section 4.1.

          "Section 338 Elections" is defined in Section 11.7.

          "Section 338 Forms" is defined in Section 11.7.

          "Seller's Closing Certificate" is defined in Section 7.1.

          "Seller's Retained Environmental Liabilities" means any Losses with respect to: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of the Historic Company Business Facilities ("Pre-Existing Contamination"); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property; (iii) any Hazardous Materials Activities conducted by Seller or its controlled Affiliates on the Historic Company Business Facilities prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with the Business ("Pre-Closing Hazardous Materials Activities");
(iv) the violation of any Environmental Laws by the Seller, the Company or any Subsidiary or their agents, employees, predecessors in interest, contractors, invitees or licensees in connection with the Business prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities.

          "Seller's Representatives" is defined in Section 4.6.

          "Stock" is defined in the preamble to this Agreement.

          "Subsidiary" means those Persons listed on Schedule 2.1(a).
                                                     ---------------

          "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, ad valorem, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax, fee, assessment or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Benefit" is defined in Section 11.4(a).

          "Tax Package" is defined in Section 11.5(c).

          "Tax Return" means a declaration statement, report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any Subsidiary.

          "Treasury Regulation" means those regulations, as amended, promulgated by the United States Department of Treasury.

          "WARN Act" is defined in Section 3.5.

                                  ARTICLE XIV

                                    GENERAL

          14.1  Amendments; Waivers.  This Agreement and any Exhibit or Schedule
                -------------------
attached hereto may be amended only by an agreement in writing executed on behalf of both Buyer and Seller. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          14.2  Exhibits and Schedules; Integration.  Each Exhibit and Schedule
                -----------------------------------
delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such Exhibits and Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Exhibits and Schedules and the letters between the parties of even date herewith, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including the Confidentiality Agreement dated February 25, 1999, by and between Seller and Buyer (other than Section 7 thereof, which shall survive such termination and continue in accordance with its terms).

          14.3  Reasonable Efforts.  Each party will use its commercially
                ------------------
reasonable efforts to cause all conditions to its and the other party's obligations hereunder to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.

          14.4  Further Assurances.
                ------------------
                (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

                (b) Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates shall be required to divest themselves of any significant assets or properties or agree to limit the ownership or operation of Buyer or any of its Affiliates, of any significant assets or properties, including without limitation the assets to be acquired under this Agreement, in order to perform its obligations under this Agreement.

          14.5  Governing Law.  This Agreement, the legal relations between the
                -------------
parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

          14.6  No Assignment.  Neither this Agreement nor any rights or
                -------------
obligations under it are assignable, except that Buyer may assign its rights, but not its obligations, hereunder to any wholly owned subsidiary of Buyer. Subject to the foregoing sentence, this Agreement is binding upon and inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

          14.7  Headings.  The descriptive headings of the Articles, Sections
                --------
and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          14.8  Counterparts.  This Agreement and any amendment hereto or any
                ------------
other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

          14.9  Parties in Interest.  Except as set forth in Article 10 with
                -------------------
respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         14.10  Performance by Subsidiaries.  Each party agrees to cause its
                ---------------------------
subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

          14.11  Notices.  Any notice or other communication hereunder must be
                 -------
given in writing and (a) delivered in person, (b) transmitted by confirmed telex, telefax or telecommunications mechanism provided that any notice so given is also mailed or sent as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested or sent by reputable overnight courier as follows:

          If to Buyer, addressed to:

          Lattice Semiconductor Corporation
          5555 N.E. Moore Court
          Hillsboro, Oregon  94124
          Telecopy: 503-268-8077
          Attn: General Counsel

          With a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California  94304
          Telecopy: 650-493-6811
          Attn: Larry W. Sonsini, Esq.

          If to Seller, addressed to:

          Advanced Micro Devices, Inc.
          One AMD Place
          P. O. Box 3453
          Sunnyvale, California 94088-3453
          Telecopy: 408-774-7399
          Attn: General Counsel

          With copies to:

          O'Melveny & Myers LLP
          400 South Hope Street, 15th Floor
          Los Angeles, California  90071
          Telecopy: 213-430-6407
          Attn: C. James Levin, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number specified in (or pursuant to) this Section
14.11 and an appropriate answerback is received, (ii) if given by mail or courier or any other means, when actually delivered.

          14.12  Expenses.  Except as otherwise provided in Sections 4.3, 5.1,
                 --------
11.6, 14.13 and 14.16, Seller, Company and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of their advisers.

          14.13  Attorneys' Fees.  In the event of any Action by any party
                 ---------------
arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action. Attorneys' fees incurred in enforcing any judgement in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

          14.14  Representation By Counsel; Interpretation.  Seller and Buyer
                 -----------------------------------------
each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

          14.15  Severability.  If any provision of this Agreement is determined
                 ------------
to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          14.16  Dispute Resolution; Agreement to Arbitrate.  Except to the
                 ------------------------------------------
extent that any specific Dispute resolution mechanism has been otherwise provided for in Section 1.5, 11.6 and 11.7 (or such mechanism has been pursued to its conclusion and either the Dispute (as defined below) in question remains unresolved or the resolution reached by such process has not been honored), and subject to Section 14.16(d), in the event that any Dispute arises between Buyer and Seller with respect to this Agreement or the transactions contemplated hereby, the following procedures shall apply.

                (a) The parties will attempt in good faith to resolve any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement, including, but not limited to, the negotiation, execution, interpretation, construction, performance, non-performance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any alleged fraud in connection therewith (a "Dispute"), promptly by negotiations between appropriate senior officers of the parties. If any such Dispute should arise, appropriate senior officers of Buyer and Seller will meet at least once within 20 days after notice of such Dispute is given by a party and will attempt to resolve the matter. Nothing herein, however, shall prohibit a party from initiating arbitration proceedings pursuant to Section 14.16(d) if such party reasonably believes it would be substantially prejudiced by a 50-day delay in commencing arbitration proceedings; provided, however, that the initiation of arbitration
                         --------  -------
proceedings shall not relieve the parties of their obligations to mediate Disputes pursuant to Section 14.16(c). Either representative may request the other to meet again within 14 days thereafter, at a mutually agreed time and place.

                (b) If the matter has not been resolved within 30 days after the first meeting of the representatives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes as in effect at such time. The costs of mediation shall be shared equally by the parties. Any settlement reached by mediation shall be resolved in writing, signed by the parties and binding on the parties. The place of any such mediation shall be San Jose, California.

                (c) If the matter has not been resolved pursuant to the foregoing procedures within 60 days after the first meeting (which period may be extended by mutual agreement), the matter shall be resolved, at the request of either party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. (S)(S)1-16) and in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes as then in effect, by three neutral arbitrators selected by the parties as follows. Each party shall select a neutral arbitrator, subject to objection of the other party, and the two neutral arbitrators chosen by the parties shall select a third neutral arbitrator. If the two neutral arbitrators selected by the parties are unable to agree on the selection of the third arbitrator, they shall select an arbitrator according to the procedures established by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes as then in effect. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such claim, dispute or controversy. The arbitrators shall have the power to decide all questions of arbitrability and of such arbitrators' jurisdiction. No party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. Equitable remedies shall be available in any such arbitration. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural law of the State of California shall apply to any such arbitration proceedings. The place of any such arbitration shall be San Jose, California. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

                (d) Notwithstanding the provisions of this Section 14.16, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any claim, dispute or controversy arising out of this Agreement, without breach of this Section 14.16 or abridgement of the powers of the arbitrators.

          IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

                              BUYER:

                              LATTICE SEMICONDUCTOR CORPORATION,
                              a Delaware corporation

                              By:      /s/ Cyrus Y. Tsui
                                       _________________________________________
                                       Cyrus Y. Tsui
                              Title:   President and Chief Executive Officer



                              SELLER:

                              ADVANCED MICRO DEVICES, INC.,
                              a Delaware corporation

                              By:      /s/ Richard Previte
                                       _________________________________________
                                       Richard Previte
                              Title:   President and Co-Chief Operating Officer

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